Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170530

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated August 8, 2012

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 10, 2010)

5,000,000 Shares

Charter Communications, Inc.

Class A Common Stock

This prospectus supplement relates to the shares of Class A Common Stock of Charter Communications, Inc. being sold by the selling stockholders identified in this prospectus supplement. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

Our Class A Common Stock is listed on The NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “CHTR.” On August 7, 2012, the last reported sale price of our Class A Common Stock on NASDAQ was $76.78 per share.

Investing in our Class A Common Stock involves risks. See “Risk Factors,” which begins on page S-7 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

The underwriter has agreed to purchase our Class A Common Stock at a price of $             per share which will result in approximately $             million of proceeds to the selling stockholders. The underwriter may offer our Shares in transactions on the NASDAQ, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects that delivery of the Class A Common Stock will be made in New York, New York on or about August 15, 2012.

Citigroup

The date of this prospectus supplement is August     , 2012.

You should rely only on the information contained in this prospectus supplement. Neither the Company nor the underwriter has authorized anyone to provide you with any information or represent anything about the Company, their financial results or this offering that is not contained in this prospectus supplement. If given or made, any such other information or representation should not be relied upon as having been authorized by the Company or the underwriter. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the shares of Class A Common Stock the selling stockholders are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities the selling stockholders may offer from time to time, some of which may not apply to the Class A Common Stock they are offering. You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement. Many of the forward-looking statements contained in this prospectus supplement may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative”, “positioning,” “designed,” “create” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement are set forth in this prospectus supplement, in our annual report on Form 10-K and in other reports or documents that we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, and include, but are not limited to:

—

our ability to sustain and grow revenues and free cash flow by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

—	the development and deployment of new products and technologies;

—

the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

—	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

—	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

—	the effects of governmental regulation on our business;

—

the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

—

our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus supplement.

INDUSTRY AND MARKET DATA

In this prospectus supplement, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we and the underwriter have not independently verified and do not guarantee the accuracy and completeness of this information.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC our Class A Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We file annual, quarterly, special reports and other information with the SEC. We are incorporating by reference certain information we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings made with the SEC under Section 13 or 15(d) of the Exchange Act, as amended (the “Exchange Act”) (excluding any information furnished but not filed) prior to the termination of this offering (collectively, the “SEC Reports”):

—	Charter Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 2011;

—	Charter Communications, Inc. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

—	Portions of the Charter Communications, Inc. Definitive Proxy Statement filed with the SEC on March 20, 2012 that are incorporated by reference into the Annual Report; and

—

Charter Communications, Inc. Current Reports on Form 8-K filed with the SEC on January 4, 2012; January 17, 2012; January 20, 2012; February 1, 2012; February 3, 2012; February 13, 2012; February 21, 2012; April 17, 2012; April 30, 2012; May 1, 2012; May 2, 2012; June 4, 2012; June 11, 2012; and August 3, 2012 (in each case excluding any information furnished but not filed).

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., in Washington, D.C., as well as the SEC’s regional offices. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. These SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are also available free of charge on our website

S-iii

(www.charter.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.

12405 Powerscourt Drive

St. Louis, Missouri 63131

Attention: Investor Relations

Telephone: (314) 965-0555

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

CHARTER HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE ISSUANCE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

CERTAIN DEFINITIONS

When used in this prospectus supplement, the following capitalized terms have the meanings set forth below:

“Adjusted EBITDA” has the meaning set forth in note (b) under “Selected Historical Consolidated Financial Data.”

“CCH II” means collectively, CCH II, LLC, a Delaware limited liability company, and CCH II Capital Corp., a Delaware corporation.

“CCO Holdings” means CCO Holdings, LLC, a Delaware limited liability company.

“CCO Holdings Capital” means CCO Holdings Capital Corp., a Delaware corporation, a wholly-owned subsidiary of CCO Holdings.

“Charter” or the “Company” means Charter Communications, Inc., a Delaware corporation

“Charter Holdco” means Charter Communications Holding Company, LLC, a Delaware limited liability company.

“Charter Operating” means Charter Communications Operating, LLC, a Delaware limited liability company.

“Free Cash Flow” means net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

“GAAP” means accounting principles generally accepted in the United States.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains a general discussion of our business, the offering of the shares and summary financial information. It does not contain all the information that you should consider before investing in the shares. You should read this entire prospectus supplement and the related documents to which we refer. Unless noted, all business data included in this summary is as of June 30, 2012.

For definitions of certain capitalized terms used in the prospectus supplement that are not defined elsewhere herein, see “Certain Definitions.”

Unless stated otherwise, the discussion in this prospectus supplement of our business includes our direct and indirect subsidiaries. Unless stated otherwise or the context otherwise requires, the terms “we,” “us” and “our” refer to us and our direct and indirect subsidiaries on a consolidated basis.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant passing approximately 12.0 million homes, with 98% of homes passed at 550 megahertz (“MHz”) or greater and 98% of plant miles two-way active. A national Internet Protocol (IP) infrastructure interconnects all Charter markets.

For the six months ended June 30, 2012, we generated approximately $3.7 billion in revenue, of which approximately 49% was generated from our residential video service. For the year ended December 31, 2011, we generated approximately $7.2 billion in revenue, of which approximately 50% was generated from our residential video service. We also generated revenue from Internet, telephone service and advertising. Internet and telephone service in both residential and commercial markets contributed the majority of the recent growth in our revenue.

As of June 30, 2012, we served approximately 5.3 million customers. We sell our video, Internet and telephone services primarily on a subscription basis, often in a bundle of two or more services, providing savings and convenience to our customers. Bundled services are available to approximately 97% of our homes passed, and approximately 63% of our customers subscribe to a bundle of services.

We served approximately 4.1 million residential video customers as of June 30, 2012, and approximately 85% of our video customers subscribed to digital video service. Digital video enables our customers to access advanced video services such as high definition (“HD”) television, Charter OnDemandTM (“OnDemand”) video programming, an interactive program guide and digital video recorder (“DVR”) service.

We also served approximately 3.7 million residential Internet customers as of June 30, 2012. Our Internet service is available in a variety of download speeds up to 100 megabits per second (“Mbps”) and upload speeds of up to 5 Mbps. We also offer home networking service, or in-home Wi-Fi, enabling our customers to connect up to five computers wirelessly in the home.

We provided telephone service to approximately 1.8 million residential customers as of June 30, 2012. Our telephone services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus other features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business and carrier organizations, such as Internet access, data networking, fiber connectivity to cellular towers and office buildings, video entertainment services and business telephone services. As of June 30, 2012, we served approximately 439,000 commercial primary service units, primarily small- and medium-sized commercial customers. Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

We have a history of net losses. Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses, interest expenses that we incur because of our debt, depreciation expenses resulting from the capital investments we have made, and continue to make, in our cable properties, amortization expenses resulting from the application of fresh start accounting and non-cash taxes resulting from increases in our deferred tax liabilities.

On March 27, 2009, we and certain affiliates filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. On May 7, 2009, we filed a Joint Plan of Reorganization (the “Plan”) and a related disclosure statement with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on November 17, 2009 (the “Confirmation Order”), and became effective on November 30, 2009 (the “Effective Date”), the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

The terms “Charter,” “we,” “our” and “us,” when used in this report with respect to the period prior to Charter’s emergence from bankruptcy, are references to the Debtors (“Predecessor”) and, when used with respect to the period commencing after Charter’s emergence, are references to Charter (“Successor”). These references include the subsidiaries of Predecessor or Successor, as the case may be, unless otherwise indicated or the context requires otherwise.

Recent Developments

On August 8, 2012, the Company announced that its subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp., publicly offered $1.25 billion in aggregate principal amount of 5.25% senior unsecured notes due 2022. The offering and sale of the notes has been made pursuant to an automatic shelf registration statement on Form S-3 previously filed with the Commission. Charter intends to use the net proceeds from the sale of the notes for general corporate purposes, including repaying amounts outstanding under the Charter Communications Operating, LLC revolving credit facility, to pay fees and expenses related to that offering and to fund the redemption of the CCH II, LLC 13.5% senior notes due 2016 on or before November 30, 2012.

Our Corporate Information

Our principal executive offices are located at 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555, and we have a website accessible at www.charter.com. Since January 1, 2002, our annual reports, quarterly reports and current reports on Form 8-K, and all amendments thereto, have been made available on our website free of charge as soon as reasonably practicable after they have been filed. The information posted on our website is not incorporated into this prospectus supplement and is not part of this prospectus supplement.

The Offering

Class A Common Stock offered by the selling stockholders	5,000,000 shares

Class A Common Stock outstanding before and after this offering	100,784,199 shares

Use of Proceeds	The Company will not receive any proceeds from this offering

NASDAQ Symbol	CHTR

You should carefully consider all of the information in this prospectus supplement. In particular, you should evaluate the information under “Risk Factors” for a discussion of risks associated with an investment in our Class A Common Stock.

Selected Historical Consolidated Financial Data

The following table presents summary financial and other data for Charter and its subsidiaries. The summary consolidated financial data has been derived from (i) the audited consolidated financial statements of Charter and its subsidiaries for the years ended December 31, 2011 and 2010 (Successor Company), the one month ended December 31, 2009 (Successor Company) and the eleven months ended November 30, 2009 (Predecessor Company), contained in our Annual Report on Form 10-K filed February 27, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and (ii) the unaudited condensed consolidated financial statements of Charter and its subsidiaries for the six months ended June 30, 2012 and 2011 (Successor Company) contained in our Quarterly Report on Form 10-Q filed August 7, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary financial data should be read in conjunction with the consolidated financial statements (described above) and the related notes. The summary operating data is not derived from the audited consolidated financial statements.

Upon our emergence from bankruptcy, we adopted fresh start accounting. In accordance with GAAP, the audited consolidated financial statements present the results of operations and the sources and uses of cash for (i) the eleven months ended November 30, 2009 of the Predecessor and (ii) the one month ended December 31, 2009 of the Successor. However, for purposes of summary consolidated financial data in this prospectus supplement, we have combined the current year results of operations and sources and uses of cash for the Predecessor and the Successor. The results of operations and sources and uses of cash of the Predecessor and Successor are not comparable due to the change in basis resulting from the emergence from bankruptcy.

We believe the combined consolidated financial data for the twelve months ended December 31, 2009 provide management and investors with a more meaningful perspective on our ongoing financial and operational performance and trends than if we did not combine the results of operations of the Predecessor and the Successor in this manner.

	For the Years Ended December 31,			For the Six Months Ended June 30,
	Combined 2009	Successor 2010	Successor 2011	Successor 2011	Successor 2012
	(In millions)
		(Audited)		(Unaudited)
Statement of Operations Data:
Revenues:
Video (a)	$3,728	$3,729	$3,639	$1,829	$1,806
High-speed Internet (a)	1,478	1,609	1,708	833	917
Telephone (a)	750	823	858	425	434
Commercial (a)	402	451	544	258	313
Advertising Sales	249	291	292	138	153
Other (a)	148	156	163	78	88

Total revenues	6,755	7,059	7,204	3,561	3,711

Costs and Expenses:
Operating (excluding depreciation and amortization) (a)	2,909	3,064	3,138	1,552	1,645
Selling, general and administrative (a)	1,380	1,422	1,426	688	745
Depreciation and amortization	1,316	1,524	1,592	776	823
Impairment of franchises	2,163	—	—	—	—
Other operating (income) expenses, net	(34)	25	7	6	(1)

Total costs and expenses	7,734	6,035	6,163	3,022	3,212

Income (loss) from operations	(979)	1,024	1,041	539	499
Interest expense, net	(1,088)	(877)	(963)	(474)	(462)
Gain due to Plan effects	6,818	—	—	—	—
Gain due to fresh start accounting adjustments	5,659	—	—	—	—
Reorganization items, net	(647)	(6)	(3)	(1)	—
Loss on extinguishment of debt	—	(85)	(143)	(120)	(74)
Other income (expense), net	(5)	2	(2)	(1)	(1)

Income (loss) before income taxes	9,758	58	(70)	(57)	(38)
Income tax benefit (expense)	343	(295)	(299)	(160)	(139)

Consolidated net income (loss)	10,101	(237)	(369)	(217)	(177)
Less: Net loss—noncontrolling interest	1,265	—	—	—	—

Net Income (loss)—Charter shareholders	$11,366	$(237)	$(369)	$(217)	$(177)

	For the Years Ended December 31,					For the Six Months Ended June 30,
	Combined 2009		Successor 2010		Successor 2011	Successor 2011	Successor 2012
	(Dollars in millions, Operating data in thousands)
			(Audited)			(Unaudited)
Other Financial Data:
Cash flows from operating activities	$594		$1,911		$1,737	$907	$923
Cash flows from investing activities	$(1,304)		$(1,170)		$(1,367)	$(694)	$(785)
Cash flows from financing activities	$504		$(1,463)		$(373)	$(51)	$(135)
Adjusted EBITDA (b)	$2,493		$2,599		$2,675	$1,336	$1,345
Capital expenditures	$1,134		$1,209		$1,311	$680	$808
Ratio of earnings to fixed charges (c)	8.05	x	1.07	x	N/A	N/A	N/A
Deficiency of earnings to cover fixed charges (c)	N/A		N/A		$70	$57	$38
Operating Data (end of period):
Video (d)	4,603		4,327		4,144	4,224	4,098
Internet (e)	3,062		3,246		3,492	3,352	3,662
Phone (f)	1,556		1,717		1,791	1,748	1,828

Residential PSUs (g)	9,221		9,290		9,427	9,324	9,588
Video (d)(h)	195		177		170	177	171
Internet (e)	121		139		163	149	177
Phone (f)	40		60		79	69	91

Commercial PSUs (g)	356		376		412	395	439
Digital Video RGUs (i)	3,218		3,363		3,410	3,387	3,484

Total RGUs (j)	12,795		13,029		13,249	13,106	13,511

	Successor As of
	December 31, 2011	June 30, 2012
	(In millions)
	(Audited)	(Unaudited)
Balance Sheet Data (end of period):
Investment in cable properties	$14,843	$14,826
Total assets	$15,605	$15,553
Total debt	$12,856	$12,786
Charter shareholders’ equity	$409	$244

(a)	Certain prior year amounts have been reclassified to conform to the 2012 presentation, including revenues earned from customers residing in multi-dwelling residential structures from commercial revenues to video and Internet revenues.

(b)	We use certain measures that are not defined by GAAP to evaluate various aspects of our business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, consolidated net income (loss) reported in accordance with GAAP. This term, as defined by us, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to consolidated net income (loss) below.

Adjusted EBITDA is defined as consolidated net income (loss) plus net interest expense, income taxes, depreciation and amortization, gains realized due to Plan effects and fresh start accounting adjustments, reorganization items, impairment of franchises, stock compensation expense, loss on extinguishment of debt and other operating income (expenses), such as special charges and gain (loss) on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Adjusted EBITDA is used by management and Charter’s board of directors to evaluate the performance of our business. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and our cash cost of financing. Management evaluates these costs through other financial measures.

We believe that Adjusted EBITDA provides information useful to investors in assessing our performance and our ability to service our debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under our credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $136 million, $144 million and $151 million for the years ended December 31, 2009, 2010 and 2011, respectively, and $70 million and $82 million for the six months ended June 30, 2011 and 2012, respectively.

	For the Years Ended December 31,			For the Six Months Ended June 30,
	Combined 2009	Successor 2010	Successor 2011	Successor 2011	Successor 2012
	(In millions)
Consolidated net income (loss)	$10,101	$(237)	$(369)	$(217)	$(177)
Plus: Interest expense, net	1,088	877	963	474	462
Income tax (benefit) expense	(343)	295	299	160	139
Depreciation and amortization	1,316	1,524	1,592	776	823
Impairment charges	2,163	—	—	—	—
Stock compensation expense	27	26	35	15	24
(Gain) loss due to bankruptcy related items	(11,830)	6	3	1	—
Loss on extinguishment of debt	—	85	143	120	74
Other, net	(29)	23	9	7	—

Adjusted EBITDA	$2,493	$2,599	$2,675	$1,336	$1,345

(c)	Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(d)	“Video customers” represent those customers who subscribe to our video cable services.

(e)	“Internet customers” represent those customers who subscribe to our Internet service.

(f)	“Phone customers” represent those customers who subscribe to our phone service.

(g)	“Primary Service Units” or “PSUs” represent the total of video, Internet and phone customers.

(h)	Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators (MSOs). As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers.

(i)	“Digital Video RGUs” include all video customers who subscribe to our digital video service.

(j)	“Revenue Generating Units” or “RGUs” represent the total of all basic video, digital video, Internet and phone customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as basic video and digital video) would be treated as two RGUs, and if that customer added Internet service, the customer would be treated as three RGUs. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (“NCTA”).

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus supplement before deciding whether to invest in our Class A Common Stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. However, the risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our Class A Common Stock could decline and you may lose all or part of your original investment.

Risks Related to Our Business

We operate in a very competitive business environment, which affects our ability to attract and retain customers and can adversely affect our business and operations.

The industry in which we operate is highly competitive and has become more so in recent years. In some instances, we compete against companies with fewer regulatory burdens, better access to financing, greater personnel resources, greater resources for marketing, greater and more favorable brand name recognition, and long-established relationships with regulatory authorities and customers. Increasing consolidation in the cable industry and the repeal of certain ownership rules have provided additional benefits to certain of our competitors, either through access to financing, resources, or efficiencies of scale. We could also face additional competition from multi-channel video providers if they began distributing video over the Internet to customers residing outside their current territories.

Our principal competitors for video services throughout our territory are DBS providers. The two largest DBS providers are DirecTV and DISH Network. Competition from DBS, including intensive marketing efforts with aggressive pricing, exclusive programming and increased HD broadcasting has had an adverse impact on our ability to retain customers. DBS companies have also expanded their activities in the MDU market. The cable industry, including us, has lost a significant number of video customers to DBS competition, and we face serious challenges in this area in the future.

Telephone companies, including two major telephone companies, AT&T and Verizon, offer video and other services in competition with us, and we expect they will increasingly do so in the future. Upgraded portions of these networks carry two-way video, data service offerings and provide digital voice services similar to ours. In the case of Verizon, high-speed data services offer speeds as high as or higher than ours. In addition, these companies continue to offer their traditional telephone services, as well as service bundles that include wireless voice services provided by affiliated companies. Based on our internal estimates, we believe that AT&T and Verizon are offering video services in areas serving approximately 31% to 34% and 3% to 4%, respectively, of our estimated homes passed as of December 31, 2011, and we have experienced customer losses in these areas. AT&T and Verizon have also launched campaigns to capture more of the MDU market. Additional upgrades and product launches are expected in markets in which we operate. With respect to our Internet access services, we face competition, including intensive marketing efforts and aggressive pricing, from telephone companies and other providers of DSL. DSL service competes with our Internet service and is often offered at prices lower than our Internet services, although often at speeds lower than the speeds we offer. However one DSL provider, Century Link, offers DSL services in approximately 12% of our homes passed with speeds comparable to our lower speed tiers. In addition, in many of our markets, DSL providers have entered into co-marketing arrangements with DBS providers to offer service bundles combining video services provided by a DBS provider with DSL and traditional telephone and wireless services offered by the telephone companies and their affiliates. These service bundles offer customers similar pricing and convenience advantages as our bundles. Continued growth in our residential telephone business faces risks. The competitive landscape for residential and commercial telephone services is intense; we face competition from providers of Internet telephone services, as well as incumbent telephone companies. Further, we face increasing competition for residential telephone services as more consumers in the United States are replacing traditional telephone service with wireless service.

The existence of more than one cable system operating in the same territory is referred to as an overbuild. Overbuilds could adversely affect our growth, financial condition, and results of operations, by creating or increasing competition. Based on internal estimates and excluding telephone companies, as of December 31, 2011, we are aware of traditional overbuild situations impacting approximately 8% to 9% of our estimated homes passed, and potential traditional overbuild situations in areas servicing approximately an additional 2% of our estimated homes passed. Additional overbuild situations may occur in other systems.

In order to attract new customers, from time to time we make promotional offers, including offers of temporarily reduced price or free service. These promotional programs result in significant advertising, programming and operating expenses, and also may require us to make capital expenditures to acquire and install customer premise equipment. Customers who subscribe to our services as a result of these offerings may not remain customers following the end of the promotional period. A failure to retain customers could have a material adverse effect on our business.

Mergers, joint ventures, and alliances among franchised, wireless, or private cable operators, DBS providers, local exchange carriers, and others, may provide additional benefits to some of our competitors, either through access to financing, resources, or efficiencies of scale, or the ability to provide multiple services in direct competition with us.

In addition to the various competitive factors discussed above, our business is subject to risks relating to increasing competition for the leisure and entertainment time of consumers. Our business competes with all other sources of entertainment and information delivery, including broadcast television, movies, live events, radio broadcasts, home video products, console games, print media, and the Internet. Further, due to consumer electronic innovations, content owners are allowing consumers to watch Internet-delivered content on televisions, personal computers, tablets, gaming boxes connected to televisions and mobile devices, some without charging a fee to access the content. Technological advancements, such as video-on-demand, new video formats, and Internet streaming and downloading, have increased the number of entertainment and information delivery choices available to consumers, and intensified the challenges posed by audience fragmentation. The increasing number of choices available to audiences could also negatively impact advertisers’ willingness to purchase advertising from us, as well as the price they are willing to pay for advertising. If we do not respond appropriately to further increases in the leisure and entertainment choices available to consumers, our competitive position could deteriorate, and our financial results could suffer.

Our services may not allow us to compete effectively. Additionally, as we expand our offerings to introduce new and enhanced services, we will be subject to competition from other providers of the services we offer. Competition may reduce our expected growth of future cash flows which may contribute to future impairments of our franchises and goodwill.

Economic conditions in the United States may adversely impact the growth of our business.

We believe that continued competition and the weakened economic conditions in the United States, including weakness in the housing market and relatively high unemployment levels, have adversely affected consumer demand for our services, particularly basic video. These conditions contributed to video revenues declining 1% for the six months ended June 30, 2012 compared to the corresponding period in 2011, while we continued to grow our commercial, Internet and telephone businesses. We believe competition from wireless and economic factors have contributed to an increase in the number of homes that replace their traditional telephone service with wireless service thereby impacting the growth of our telephone business. If these conditions do not improve or our efforts to improve our products and the way we market those products are not ultimately successful in increasing our growth, we believe our business and results of operations will be further adversely affected which may contribute to future impairments of our franchises and goodwill.

We face risks inherent in our commercial business.

We may encounter unforeseen difficulties as we increase the scale of our service offerings to businesses. We sell Internet access, data networking and fiber connectivity to cellular towers and office buildings, video and business telephone services to businesses and have increased our focus on growing this business. In order to grow our commercial business, we expect to increase expenditures on technology, equipment and personnel focused on the commercial business. Commercial business customers often require service level agreements and generally have heightened customer expectations for reliability of services. If our efforts to build the infrastructure to scale the commercial business are not successful, the growth of our commercial services business would be limited. We depend on interconnection and related services provided by certain third parties for the growth of our commercial business. As a result, our ability to implement changes as the services grow may be limited. If we are unable to meet these service level requirements or expectations, our commercial business could be adversely affected. Finally, we expect advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment. Consequently, we are unable to predict the effect that ongoing or future developments in these areas might have on our telephone and commercial businesses and operations.

Our exposure to the credit risks of our customers, vendors and third parties could adversely affect our cash flow, results of operations and financial condition.

We are exposed to risks associated with the potential financial instability of our customers, many of whom have been adversely affected by the general economic downturn. Dramatic declines in the housing market, including falling home prices and increasing foreclosures, together with significant increases in unemployment, have severely affected consumer confidence and caused increased delinquencies or cancellations by our customers or lead to unfavorable changes in the mix of products purchased. These events have adversely affected, and may continue to adversely affect our cash flow, results of operations and financial condition.

In addition, we are susceptible to risks associated with the potential financial instability of the vendors and third parties on which we rely to provide products and services or to which we outsource certain functions. The same economic conditions that may affect our customers, as well as volatility and disruption in the capital and credit markets, also could adversely affect vendors and third parties and lead to significant increases in prices, reduction in output or the bankruptcy of our vendors or third parties upon which we rely. Any interruption in the services provided by our vendors or by third parties could adversely affect our cash flow, results of operation and financial condition.

We may not have the ability to reduce the high growth rates of, or pass on to our customers, our increasing programming costs, which would adversely affect our cash flow and operating margins.

Programming has been, and is expected to continue to be, our largest operating expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming. We expect programming costs to continue to increase because of a variety of factors including amounts paid for retransmission consent, annual increases imposed by programmers with additional selling power as a result of media consolidation, additional programming, including new sports services and non-linear programming for on-line and OnDemand platforms. The inability to fully pass these programming cost increases on to our customers has had an adverse impact on our cash flow and operating margins associated with the video product. We have programming contracts that have expired and others that will expire at or before the end of 2012. There can be no assurance that these agreements will be renewed on favorable or comparable terms. To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable we may be forced to remove such programming channels from our line-up, which could result in a further loss of customers.

Increased demands by owners of some broadcast stations for carriage of other services or payments to those broadcasters for retransmission consent are likely to further increase our programming costs. Federal law allows commercial television broadcast stations to make an election between “must-carry” rights and an alternative “retransmission-consent” regime. When a station opts for the latter, cable operators are not allowed to carry the station’s signal without the station’s permission. In some cases, we carry stations under short-term arrangements while we attempt to negotiate new long-term retransmission agreements. If negotiations with these programmers prove unsuccessful, they could require us to cease carrying their signals, possibly for an indefinite period. Any loss of stations could make our video service less attractive to customers, which could result in less subscription and advertising revenue. In retransmission-consent negotiations, broadcasters often condition consent with respect to one station on carriage of one or more other stations or programming services in which they or their affiliates have an interest. Carriage of these other services, as well as increased fees for retransmission rights, may increase our programming expenses and diminish the amount of capacity we have available to introduce new services, which could have an adverse effect on our business and financial results.

Our inability to respond to technological developments and meet customer demand for new products and services could limit our ability to compete effectively.

Our business is characterized by rapid technological change and the introduction of new products and services, some of which are bandwidth-intensive. We may not be able to fund the capital expenditures necessary to keep pace with technological developments, or anticipate the demand of our customers for products and services requiring new technology or bandwidth. Our inability to maintain and expand our upgraded systems and provide advanced services in a timely manner, or to anticipate the demands of the marketplace, could materially adversely affect our ability to attract and retain customers. Consequently, our growth, financial condition and results of operations could suffer materially.

We depend on third party service providers, suppliers and licensors; thus, if we are unable to procure the necessary services, equipment, software or licenses on reasonable terms and on a timely basis, our ability to offer services could be impaired, and our growth, operations, business, financial results and financial condition could be materially adversely affected.

We depend on third party service providers, suppliers and licensors to supply some of the services, hardware, software and operational support necessary to provide some of our services. We obtain these materials from a limited number of vendors, some of which do not have a long operating history or which may not be able to continue to supply the equipment and services we desire. Some of our hardware, software and operational support vendors, and service providers represent our sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity. If demand exceeds these vendors’ capacity or if these vendors experience operating or financial difficulties, or are otherwise unable to provide the equipment or services we need in a timely manner, at our specifications and at reasonable prices, our ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials or services might delay our ability to serve our customers. These events could materially and adversely affect our ability to retain and attract customers, and have a material negative impact on our operations, business, financial results and financial condition. A limited number of vendors of key technologies can lead to less product innovation and higher costs. For these reasons, we generally endeavor to establish alternative vendors for materials we consider critical, but may not be able to establish these relationships or be able to obtain required materials on favorable terms.

In that regard, we currently purchase set-top boxes from a limited number of vendors, because each of our cable systems use one or two proprietary conditional access security schemes, which allows us to regulate subscriber access to some services, such as premium channels. We believe that the proprietary nature of these conditional access schemes makes other manufacturers reluctant to produce set-top boxes. Future innovation in set-top boxes may be restricted until these issues are resolved. In addition, we believe that the general lack of compatibility among set-top box operating systems has slowed the industry’s development and deployment of digital set-top box applications.

We depend on patent, copyright, trademark and trade secret laws and licenses to establish and maintain our intellectual property rights in technology and the products and services used in our operating activities. Any of our intellectual property rights could be challenged or invalidated, or such intellectual property rights may not be sufficient to permit us to continue to use certain intellectual property, which could result in discontinuance of certain product or service offerings or other competitive harm, our incurring substantial monetary liability or being enjoined preliminarily or permanently from further use of the intellectual property in question.

Malicious and abusive activities could disrupt our networks, information systems or properties and could impair our operating activities.

Network and information systems technologies are critical to our operating activities, as well as our customers’ access to our services. Malicious and abusive activities, such as the dissemination of computer viruses, worms, and other destructive or disruptive software, computer hackings, social engineering, process breakdowns, denial of service attacks and other malicious activities have become more common in industry overall. If directed at us or technologies upon which we depend, these activities could have adverse consequences on our network and our customers, including degradation of service, excessive call volume to call centers, and damage to our or our customers’ equipment and data. Further, these activities could result in security breaches, such as misappropriation, misuse, leakage, falsification or accidental release or loss of information maintained in our information technology systems and networks, and in our vendors’ systems and networks, including customer, personnel and vendor data. If a significant incident were to occur, it could damage our reputation and credibility, lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to service our customers and protect our network. These events also could result in large expenditures to repair or replace the damaged properties, networks or information systems or to protect them from similar events in the future. Any significant loss of Internet customers or revenue, or significant increase in costs of serving those customers, could adversely affect our growth, financial condition and results of operations.

For tax purposes, we experienced a deemed ownership change upon emergence from Chapter 11 bankruptcy, resulting in an annual limitation on our ability to use our existing tax loss carryforwards. We could experience another deemed ownership change in the future that could further limit our ability to use our tax loss carryforwards.

As of December 31, 2011, we had approximately $7.4 billion of federal tax net operating and capital loss carryforwards resulting in a gross deferred tax asset of approximately $2.6 billion, expiring in the years 2014 through 2031. These losses resulted from the operations of Charter Holdco and its subsidiaries. In addition, as of December 31, 2011, we had state tax net operating and capital loss carryforwards, resulting in a gross deferred tax asset (net of federal tax benefit) of approximately $252 million, generally expiring in years 2012 through 2031. Due to uncertainties in projected future taxable income, valuation allowances have been established against the gross deferred tax assets for book accounting purposes, except for future taxable income that will result from the reversal of existing temporary differences for which deferred tax liabilities are recognized. Such tax loss carryforwards can accumulate and be used to offset our future taxable income.

The consummation of the Plan generated an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned, directly or indirectly, by “5-percent stockholders” (within the meaning of Section 382 of the Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned, directly or indirectly, by such “5-percent stockholders” at any time over the preceding three years. As a result, Charter is subject to an annual limitation on the use of our loss carryforwards which existed at November 30, 2009. Further, our loss carryforwards have been reduced by the amount of the cancellation of debt income resulting from the Plan that was allocable to Charter. The limitation on our ability to use our loss carryforwards, in conjunction with the loss carryforward expiration provisions, could reduce our ability to use a portion of our loss carryforwards to offset future taxable income which could result in us being required to make material cash tax payments. Our ability to make such income tax payments, if any, will depend at such time on our liquidity or our ability to raise additional capital, and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries.

If Charter were to experience a second ownership change in the future (as a result of purchases and sales of stock by Charter’s 5-percent stockholders, new issuances or redemptions of Charter’s stock, certain acquisitions of Charter’s stock and issuances, redemptions, sales or other dispositions or acquisitions of interests in Charter’s 5-percent stockholders), Charter’s ability to use our loss carryforwards could become subject to further limitations. Our common stock is subject to certain transfer restrictions contained in our amended and restated certificate of incorporation. These restrictions, which are designed to minimize the likelihood of an ownership change occurring and thereby preserve our ability to utilize our loss carryforwards, are not currently operative but could become operative in the future if certain events occur and the restrictions are imposed by Charter’s board of directors. However, there can be no assurance that Charter’s board of directors would choose to impose these restrictions or that such restrictions, if imposed, would prevent an ownership change from occurring.

If we are unable to retain key employees, our ability to manage our business could be adversely affected.

Our operational results have depended, and our future results will depend, upon the retention and continued performance of our management team. On October 11, 2011, we announced that Michael J. Lovett, our President and Chief Executive Officer, would be resigning from his positions at Charter following a transition period. On February 13, 2012, Thomas M. Rutledge became President and Chief Executive Officer of Charter. Over the last twelve months, we have experienced other significant changes in our management team and may experience additional changes in the future. Our ability to hire new key employees for management positions could be impacted adversely by the competitive environment for management talent in the telecommunications industry. The loss of the services of key members of management and the inability or delay in hiring new key employees could adversely affect our ability to manage our business and our future operational and financial results.

Risks Related to Ownership Positions of Our Principal Shareholders

Our principal stockholders own a significant amount of our common stock, giving them influence over corporate transactions and other matters.

Members of our board of directors include directors who are also employed by our principal stockholders, some of whom are selling stockholders in this offering, Mr. Darren Glatt is an employee of Apollo Management, L.P.; Mr. Bruce Karsh is the president of Oaktree Capital Management, L.P.; Mr. Stan Parker is a senior partner of Apollo Global Management LLC; and Mr. Edgar Lee is a Senior Vice President of Oaktree Capital Management, L.P. As of December 31, 2011, funds affiliated with AP Charter Holdings, L.P. beneficially held approximately 33% of our Class A common stock. Oaktree Opportunities Investments, L.P. and certain affiliated funds beneficially held approximately 17% of our Class A common stock. Mr. Jeffrey Marcus was elected to the board of directors of Charter on May 1, 2012. Mr. Marcus is a partner of Crestview Partners, L.P. Crestview beneficially held approximately 11% of our outstanding Class A common stock as of December 31, 2011. Our principal stockholders may be able to exercise substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate action, such as mergers and other business combination transactions should these stockholders retain a significant ownership interest in us. Our principal stockholders are not restricted from investing in, and have invested in, and engaged in, other businesses involving or related to the operation of cable television systems, video programming, Internet service, telephone or business and financial transactions conducted through broadband interactivity and Internet services. Our principal stockholders may also engage in other businesses that compete or may in the future compete with us.

Our principal stockholders’ substantial influence over our management and affairs could create conflicts of interest if any of them were faced with decisions that could have different implications for them and us.

Risks Related to Regulatory and Legislative Matters

Our business is subject to extensive governmental legislation and regulation, which could adversely affect our business.

Regulation of the cable industry has increased cable operators’ operational and administrative expenses and limited their revenues. Cable operators are subject to, among other things:

—	rules governing the provision of cable equipment and compatibility with new digital technologies;

—	rules and regulations relating to subscriber and employee privacy and data security;

—	limited rate regulation;

—	rules governing the copyright royalties that must be paid for retransmitting broadcast signals;

—	requirements governing when a cable system must carry a particular broadcast station and when it must first obtain retransmission consent to carry a broadcast station;

—	requirements governing the provision of channel capacity to unaffiliated commercial leased access programmers;

—	rules limiting our ability to enter into exclusive agreements with multiple dwelling unit complexes and control our inside wiring;

—	rules, regulations, and regulatory policies relating to provision of high-speed Internet service, including net neutrality rules;

—	rules, regulations, and regulatory policies relating to provision of voice communications;

—	rules for franchise renewals and transfers; and

—

other requirements covering a variety of operational areas such as equal employment opportunity, emergency alert systems, technical standards, marketing practices, customer service, and consumer protection.

Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. In March 2010, the FCC submitted its National Broadband Plan to Congress and announced its intention to initiate approximately 40 rulemakings addressing a host of issues related to the delivery of broadband services, including video, data, VoIP and other services. The broad reach of these rulemakings could ultimately impact the environment in which we operate. There are also ongoing efforts to amend or expand the federal, state, and local regulation of some of our cable systems, which may compound the regulatory risks we already face, and proposals that might make it easier for our employees to unionize. For example, Congress and various federal agencies are now considering adoption of significant new privacy restrictions, including new restrictions on the use of personal and profiling information for behavioral advertising. In response to recent global data breaches, malicious activity and cyber threats, as well as the general increasing concerns regarding the protection of consumers’ personal information, Congress is considering the adoption of new data security and cybersecurity legislation that could result in additional network and information security requirements for our business. In the event of a data breach or cyber attack, these new laws, as well as existing legal and regulatory obligations, could require significant expenditures to remedy any such breach or attack. In addition, the Twenty-First Century Communications and Video Accessibility Act of 2010 includes various provisions intended to ensure communications services are accessible to people with disabilities.

Our cable system franchises are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect our business.

Our cable systems generally operate pursuant to franchises, permits, and similar authorizations issued by a state or local governmental authority controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal. In some instances, local franchises have not been renewed at expiration, and we have operated and are operating under either temporary operating agreements or without a franchise while negotiating renewal terms with the local franchising authorities.

The traditional cable franchising regime is currently undergoing significant change as a result of various federal and state actions. Some of the new state franchising laws do not allow us to immediately opt into favorable statewide franchising. In many cases, state franchising laws will result in fewer franchise imposed requirements for our competitors who are new entrants than for us, until we are able to opt into the applicable state franchise.

We cannot assure you that we will be able to comply with all significant provisions of our franchise agreements and certain of our franchisors have from time to time alleged that we have not complied with these agreements. Additionally, although historically we have renewed our franchises without incurring significant costs, we cannot assure you that we will be able to renew, or to renew as favorably, our franchises in the future. A termination of or a sustained failure to renew a franchise in one or more key markets could adversely affect our business in the affected geographic area.

Our cable system franchises are non-exclusive. Accordingly, local and state franchising authorities can grant additional franchises and create competition in market areas where none existed previously, resulting in overbuilds, which could adversely affect results of operations.

Our cable system franchises are non-exclusive. Consequently, local and state franchising authorities can grant additional franchises to competitors in the same geographic area or operate their own cable systems. In some cases, local government entities and municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority. In addition, certain telephone companies are seeking authority to operate in communities without first obtaining a local franchise. As a result, competing operators may build systems in areas in which we hold franchises.

In a series of rulemakings, the FCC adopted new rules that streamline entry for new competitors (particularly those affiliated with telephone companies) and reduce franchising burdens for these new entrants. At the same time, a substantial number of states have adopted new franchising laws, principally designed to streamline entry for new competitors, and often provide advantages for these new entrants that are not immediately available to existing operators.

Local franchise authorities have the ability to impose additional regulatory constraints on our business, which could further increase our expenses.

In addition to the franchise agreement, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases the cost of operating our business. Local franchising authorities may impose new and more restrictive requirements. Local franchising authorities who are certified to regulate rates in the communities where they operate generally have the power to reduce rates and order refunds on the rates charged for basic service and equipment.

Tax legislation and administrative initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition.

We operate cable systems in locations throughout the United States and, as a result, we are subject to the tax laws and regulations of federal, state and local governments. From time to time, various legislative and/or administrative initiatives may be proposed that could adversely affect our tax positions. There can be no assurance that our effective tax rate or tax payments will not be adversely affected by these initiatives. As a result of state and local budget shortfalls due primarily to the recession as well as other considerations, certain states and localities have imposed or are considering imposing new or additional taxes or fees on our services or changing the methodologies or base on which certain fees and taxes are computed. Such potential changes include additional taxes or fees on our services which could impact our customers, combined reporting and other changes to general business taxes, central/unit-level assessment of property taxes and other matters that could increase our income, franchise, sales, use and/or property tax liabilities. In addition, federal, state and local tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that our tax positions will not be challenged by relevant tax authorities or that we would be successful in any such challenge.

Further regulation of the cable industry could cause us to delay or cancel service or programming enhancements, or impair our ability to raise rates to cover our increasing costs, resulting in increased losses.

Currently, rate regulation is strictly limited to the basic service tier and associated equipment and installation activities. However, the FCC and Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the FCC or Congress will further restrict the ability of cable system operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our losses would increase.

There has been legislative and regulatory interest in requiring cable operators to offer historically combined programming services on an á la carte basis. It is possible that new marketing restrictions could be adopted in the future. Such restrictions could adversely affect our operations.

Actions by pole owners might subject us to significantly increased pole attachment costs.

Pole attachments are cable wires that are attached to utility poles. Cable system attachments to investor-owned public utility poles historically have been regulated at the federal or state level, generally resulting in favorable pole attachment rates for attachments used to provide cable service. In contrast, utility poles owned by municipalities or cooperatives are not subject to federal regulation and are generally exempt from state regulation. On April 7, 2011, the FCC amended its pole attachment rules to promote broadband deployment. The new order (the “Order”) maintains the basic rate formula applicable to “cable” attachments in the 30 states directly subject to FCC regulation, but reduces the rate formula previously applicable to “telecommunications” attachments to make it roughly equivalent to the cable attachment rate. Although the Order maintains the status quo treatment of cable-provided VoIP service as an unclassified service eligible for the favorable cable rate, there is still some uncertainty in this area. The Order also allows for new penalties in certain cases involving unauthorized attachments that could result in additional costs for cable operators. The new Order overall strengthens the cable industry’s ability to access investor-owned utility poles on reasonable rates, terms and conditions. Electric utilities filed Petitions for Reconsideration at the FCC and Petitions for Review in the D.C. Circuit Court of Appeals seeking to modify or overturn the FCC’s Order. Charter and other cable operators have intervened in the court proceeding in support of the FCC.

Increasing regulation of our Internet service product could adversely affect our ability to provide new products and services.

On December 21, 2010, the FCC adopted new “net neutrality” rules it deemed necessary to ensure continuation of an “open” Internet that is not unduly restricted by network “gatekeepers,” which went into effect on November 20, 2011. The new rules are based on three core principles of: (1) transparency, (2) no blocking, and (3) no unreasonable discrimination. The rules permit broadband service providers to exercise “reasonable network management” for legitimate management purposes, such as management of congestion, harmful traffic, and network security. The rules also permit usage-based billing, and permit broadband service providers to offer additional specialized services such as facilities-based IP voice services, without being subject to restrictions on discrimination. Although the rules encompass both wireline providers (like us) and wireless providers, the rules are less stringent with regard to wireless providers. Verizon and other parties have filed for additional FCC review, as well as filing an appeal challenging the FCC’s authority to issue such rules, which will be heard by the U.S. Court of Appeals for the D.C. Circuit. For now, the FCC will enforce these rules based on case-by-case complaints. Because many of the requirements are vague and because the FCC has not provided clear guidance on implementation, it is unclear how the FCC will enforce its rules and adjudicate any related complaints. A legislative review is also possible. The FCC’s new rules, if they withstand challenges, as well as any additional legislation or regulation, could impose new obligations and restraints on high-speed Internet providers. Any such rules or statutes could limit our ability to manage our cable systems to obtain value for use of our cable systems and respond to operational and competitive challenges.

Changes in channel carriage regulations could impose significant additional costs on us.

Cable operators also face significant regulation of their video channel carriage. We can be required to devote substantial capacity to the carriage of programming that we might not carry voluntarily, including certain local broadcast signals; local public, educational and government access (“PEG”) programming; and unaffiliated, commercial leased access programming (required channel capacity for use by persons unaffiliated with the cable operator who desire to distribute programming over a cable system). Pursuant to copyright legislation adopted in 2010, the Copyright Office recently issued a report recommending that Congress gradually phase-out the compulsory copyright license through which cable systems have historically retransmitted broadcast programming, but the Copyright Office report failed to identify specific mechanisms for accomplishing that phase-out. At the same time, the cost that cable operators face to secure retransmission consent (separate from copyright authority) for the carriage of popular broadcast stations is increasing significantly. Legislation has been introduced in Congress that, if adopted, could impact our carriage of broadcast signals by simultaneously eliminating the cable industry’s compulsory copyright license and its retransmission consent requirements. The FCC has adopted new commercial leased access rules (currently stayed while under appeal) which dramatically reduce the rate we can charge for leasing this capacity and dramatically increase our associated administrative burdens. The FCC recently adopted amendments, and is currently considering additional amendments, to its program carriage rules that provide additional rights to programmers dissatisfied with their carriage arrangements with cable and satellite companies to pursue complaints against these companies at the FCC. These regulatory changes could disrupt existing programming commitments, interfere with our preferred use of limited channel capacity, increase our programming costs, and limit our ability to offer services that would maximize our revenue potential. It is possible that other legal restraints will be adopted limiting our discretion over programming decisions.

Offering voice communications service may subject us to additional regulatory burdens, causing us to incur additional costs.

We offer voice communications services over our broadband network and continue to develop and deploy VoIP services. The FCC has ruled that competitive telephone companies that support VoIP services, such as those we offer our customers, are entitled to interconnect with incumbent providers of traditional telecommunications services, which ensure that our VoIP services can compete in the market. The FCC has also declared that certain VoIP services are not subject to traditional state public utility regulation. The full extent of the FCC preemption of state and local regulation of VoIP services is not yet clear. Expanding our offering of these services may require us to obtain certain additional authorizations. We may not be able to obtain such authorizations in a timely manner, or conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Telecommunications companies generally are subject to other significant regulation which could also be extended to VoIP providers. If additional telecommunications regulations are applied to our VoIP service, it could cause us to incur additional costs. The FCC has already extended certain traditional telecommunications carrier requirements, such as E911, Universal Service fund collection, Communications Assistance for Law Enforcement Act (“CALEA”), privacy, Customer Proprietary Network Information, number porting, disability and discontinuance of service requirements to many VoIP providers such as us. On November 18, 2011, the FCC released an order significantly changing the rules governing intercarrier compensation payments for the origination and termination of telephone traffic between carriers, including VoIP service providers like Charter. Several entities have challenged this FCC ruling in federal court, and that case is now pending before the Tenth Circuit Court of Appeals. The new rules, as they now stand, will result in a substantial decrease in intercarrier compensation payments over a multi-year period. We had intercarrier compensation of approximately $10 million for the six months ended June 30, 2012. The decreases over the multi-year transition will affect both the amounts that Charter pays to other carriers and the amounts that Charter receives from other carriers. The schedule and magnitude of these decreases, however, will vary depending on the nature of the carriers and the telephone traffic at issue, and the FCC implementing rulemakings. We cannot yet predict with certainty the balance of the impact on Charter’s revenues and expenses for voice services at particular times over this multi-year period.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our Class A Common Stock offered by any selling stockholder.

MARKET PRICE OF COMMON STOCK

Our Class A Common Stock is traded on NASDAQ under the symbol “CHTR.” Shares of our Class A Common Stock commenced trading on December 15, 2010. On June 30, 2012 there were 100,784,199 shares of our Class A Common Stock outstanding. On August 7, 2012, the closing price of our common stock was $76.68. The following table sets forth the high and low sales prices per share of our Class A Common Stock for the periods indicated:

	High Sale Price	Low Sale Price
2012:
Third Quarter (through August 7, 2012)	$80.22	$70.70
Second Quarter	$71.86	$59.04
First Quarter	$65.32	$56.05
2011:
Fourth Quarter	$57.47	$41.84
Third Quarter	$60.00	$41.33
Second Quarter	$61.15	$50.95
First Quarter	$50.69	$38.20
2010:
Fourth Quarter (beginning December 15, 2010)	$39.00	$36.82

SELLING STOCKHOLDERS

The table below sets forth information with respect to the beneficial ownership of our shares of common stock held by the selling stockholders as of June 30, 2012.

In the table below, the percentage of shares beneficially owned is based on 100,784,199 shares of our Class A Common Stock outstanding as of June 30, 2012, determined in accordance with Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares over which the stockholder has sole or shared voting power or investment power and also any shares which the stockholder has the right to acquire within sixty days of such date through the exercise of any options or other rights. Unless otherwise indicated below, each stockholder has sole voting and investment power with respect to the shares of common stock shown as beneficially owned.

	Number of Shares Beneficially Owned		Percentage of Shares Outstanding		Number of Shares to be Sold in The Offering
	Before Offering	After Offering	Before Offering	After Offering
Selling Stockholders
AP Charter Holdings, L.P. and certain affiliated funds (1)	32,908,909	29,575,576	32.65	29.35	3,333,333
Oaktree Opportunities Investments, L.P. and certain affiliated funds (2)	16,908,580	15,241,913	16.78	15.24	1,666,667

(1)	Based on the most recently available Schedule 13G/A dated December 31, 2011 and filed with the SEC on February 10, 2012 and Form 4 filed with the SEC on May 22, 2012, includes an aggregate of 31,977,541 shares of Class A common stock and warrants exercisable for 931,368 shares of Class A common, of which 30,621,376 shares of common stock are held of record by AP Charter Holdings (Sub), LLC (“AP Charter Sub”); (ii) 1,264,996 shares of common stock and warrants exercisable for 121,370 shares of common stock are held of record by Red Bird, L.P. (“Red Bird”); (iii) 41,921 shares of common stock and warrants exercisable for 45,243 shares of common stock are held of record by Blue Bird, L.P. (“Blue Bird”); (iv) 39,335 shares of common stock and warrants exercisable for 19,661 shares are held of record by Green Bird, L.P. (“Green Bird”); (v) 9,913 shares of common stock that are held of record by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”) (vi) warrants exercisable for 30,213 shares of common stock are held of record by AAA Co-Invest VI BC, Ltd (“AAA VI”); (vii) warrants exercisable for 20,521 shares of common stock are held of record by AA Co-Invest VII BC, Ltd. (“AAA VII”); and (viii) warrants exercisable for 694,360 shares of common stock are held of record by AP Charter Holdings, L.P. (“AP Charter”).

AP Charter Holdings, L.P. (“AP Charter”) is the sole member and manager of AP Charter Sub. On June 1, 2012, AP Charter Sub transferred its 30,621,376 shares to AP Charter Holdings (Sub II), LLC (“AP Charter Sub II”). AP Charter is the sole member of AP Charter Holdings (Sub II MM), LLC, which is the sole member of AP Charter Sub II. Advisors VI and Advisors VII serve as the general partners of AP Charter. Apollo Capital Management VI, LLC (“ACM VI”) serves as the general partner of Advisors VI, and Apollo Capital Management VII, LLC (“ACM VII”) serves as the general partner of Advisors VII. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of each of ACM VI and ACM VII. Apollo Principal Holdings I GP, LLC (“Principal I GP”) serves as the general partner of Principal I. Red Bird GP, Ltd. (“Red Bird GP”) is the general partner of Red Bird, Blue Bird GP, Ltd. (“Blue Bird GP”) is the general partner of Blue Bird, and Green Bird GP, Ltd. (“Green Bird GP”) is the general partner of Green Bird AAA Guarantor—Co-Invest VI, L.P. (“AAA Guarantor VI”) is the sole shareholder of AAA VI, and AAA Guarantor—Co-Invest VII, L.P. (“AAA Guarantor VI”) is the sole shareholder of AAA VII. Apollo SVF Management, L.P. (“SVF Management”) is the director of each of Red Bird GP and Blue Bird GP. SVF Management also serves as the investment manager for the Permal Fund, and as such has the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund. Apollo Value Management, L.P. (“Value Management”) is the director of Green Bird GP. The general partner of SVF Management is Apollo SVF Management GP, LLC (“SVF Management GP”), and the general partner of Value Management is Apollo Value Management GP, LLC (“Value Management GP”). Apollo Capital Management, L.P. (“Capital Management”) is the sole member and manager of each of SVF Management GP and Value Management GP. The general partner of Capital Management is Apollo Capital Management GP, LLC (“Capital Management GP”). The sole shareholder of Red Bird GP is Apollo SOMA Advisors, L.P. (“SOMA Advisors”), the sole shareholder of Blue Bird GP is Apollo SVF Advisors, L.P. (“SVF Advisors”), and the sole shareholder of Green Bird GP is Apollo Value Advisors, L.P. (“Value Advisors”). The general partner of SOMA Advisors is Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), the general partner of SVF Advisors is Apollo SVF Capital Management, LLC (“SVF Capital Management”), and the general partner of Value Advisors is Apollo Value Capital Management, LLC (“Value Capital Management”). Apollo Principal Holdings II, L.P. (“Principal II”) is the sole member and manager of each of SOMA Capital Management, SVF Capital Management and Value Capital Management. Apollo Principal Holdings II GP, LLC (“Principal Holdings GP”) is the general partner of Principal II. AAA MIP Limited (“AAA MIP”) is the general partner of each of AAA Guarantor VI and AAA Guarantor VII. Apollo Alternative Assets, L.P. (“Alternative Assets”) provides management services to AAA MIP. Apollo International Management, L.P. (“Intl Management”) is the managing general partner of Alternative Assets, and Apollo International Management GP, LLC (“International GP”) is the general partner of Intl Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of each of Capital Management GP, International GP and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers of Principal I GP and Principal II GP, and the managers as well as principal executive officers of Management Holdings GP. Neither AP Charter Sub II or AP Charter has any voting or dispositive power over the shares of Common Stock held of record by any of Red Bird, Blue Bird, Green Bird AAA VI, AAA VII or Permal Fund, respectively, and none of Red Bird, Blue Bird, Green Bird or Permal Fund have any voting or dispositive power over the shares of Common Stock held of record by AP Charter Sub.

AP Charter Sub II disclaims beneficial ownership of any shares of the Common Stock held of record by any of Red Bird, Blue Bird, Green Bird AAA VI, AAA VII or Permal Fund, respectively, except to the extent of any pecuniary interest therein. AP Charter disclaims beneficial ownership of any shares of the Common Stock held of record by AP Charter Sub II, and any shares of the Common Stock held of record by any of Red Bird, Blue Bird, Green Bird AAA VI, AAA VII or Permal Fund, except to the extent of any pecuniary interest therein. Red Bird, Blue Bird and Green Bird each disclaim beneficial ownership of any shares of the Common Stock held of record by one another or by AP Charter Sub II or Permal Fund, except to the extent of any pecuniary interest therein.

Advisors VI, ACM VI, Advisors VII, ACM VII, Principal I, Principal I GP, Red Bird GP, Blue Bird GP, Green Bird GP, AAA Guarantor VI, AAA Guarantor VII, SVF Management, SVF Management GP, Value Management, Value Management GP, Capital Management, Capital Management GP, SOMA Advisors, SOMA Capital Management, SVF Advisors, SVF Capital Management, Value Advisors, Value Capital Management, Principal II, Principal II GP, AAA MIP, Alternative Assets, Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, each disclaim beneficial ownership of all shares of the Common Stock held of record by AP Charter Sub, Red Bird, Blue Bird, Green Bird, AAA VI, AAA VII or Permal Fund, in excess of their pecuniary interests, if any.

The principal address for AP Charter Sub II, AP Charter, Advisors VI, ACM VI, Advisors VII, ACM VII, Principal I, Principal I GP, SOMA Advisors, SOMA Capital Management, SVF Advisors, SVF Capital Management, Value Advisors, Value Capital Management, Principal II, Alternative Assets and Principal II GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.

The principal address for Red Bird, Red Bird GP, Blue Bird, Blue Bird GP, Green Bird, AAA VI, AAA VII and Green Bird GP is Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands.

The principal address for AAA Guarantor VI, AAA Guarantor VII and AAA MIP is Trafalgar Court, Les Banques, GY1 3QL, St. Peter Port, Guernsey, Channel Islands.

The principal address for SVF Management, SVF Management GP, Value Management, Value Management GP, Capital Management, Capital Management GP, Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, NY 10019.

(2)	Based on the most recently available Schedule 13G/A dated December 31, 2011 and filed with the SEC on February 14, 2012 nd Form 4 filed with the SEC on May 22, 2012, includes 16,480,036 shares of Class A common stock held by Oaktree Opportunities Investments, L.P.; warrants exercisable for 95,743 shares of Class A common stock held by OCM Opportunities Fund V, L.P.; warrants exercisable for 215,108 shares of Class A common stock held by OCM Opportunities Fund VI, L.P.; warrants exercisable for 104,553 shares of Class A common stock held by OCM Opportunities Fund VII Delaware, L.P.; and warrants exercisable for 13,140 shares of Class A common stock held by Oaktree Value Opportunities Fund, L.P. The mailing address for the holders listed above is c/o Oaktree Capital Group Holdings GP, LLC, 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. The general partner of Oaktree Opportunities Investments, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by Oaktree Opportunities Investments, L.P., except to the extent of any pecuniary interest therein. Pursuant to Charter’s Plan, Oaktree Opportunities Investments, L.P. had the ability to elect one member to Charter’s post-Effective Date Board and elected Bruce Karsh who has been serving on the Board since the Effective Date. By virtue of being a member of Oaktree Capital Group Holdings GP, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds. Mr. Karsh expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein. Further, Mr. Lee, another member of Charter’s board, may be deemed to have or share beneficially ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P., by virtue of being an officer or equivalent of Oaktree Fund GP I, L.P. Mr. Lee expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class A Common Stock by a non-U.S. holder that purchases shares of our Class A Common Stock in this offering. This summary applies only to a non-U.S. holder that holds our Class A Common Stock as a capital asset, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this summary, a “non-U.S. holder” means any beneficial owner of our Class A Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

—	an individual who is a citizen or resident of the U.S.;

—	a corporation organized under the laws of the U.S., any state thereof or the District of Columbia;

—	an estate whose income is subject to U.S. federal income tax regardless of its source; or

—

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

In the case of a beneficial owner of our Class A Common Stock that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of our shares to a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership considering an investment in Class A Common Stock, then you should consult your own tax advisors.

This summary is based on the Code, the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the U.S. Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document. Changes in such authority or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax considerations discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status (including alternative minimum tax consequences), nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, insurance companies, broker dealers, dealers or traders in securities or currencies, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, non-U.S. trusts and estates that have U.S. beneficiaries and former citizens or residents of the U.S. This summary also does not discuss Class A Common Stock held as part of a hedge, straddle or synthetic security or conversion transaction.

This discussion does not address any consequences under any U.S. federal tax laws other than U.S. federal income tax laws (such as the U.S. federal estate and gift tax laws or the Medicare tax on certain investment income) or the tax laws of any state, local or any non-U.S. jurisdiction.

The following is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of Class A Common Stock should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Distributions

Any distribution of cash or property (other than certain stock distributions) with respect to our Class A Common Stock (and certain redemptions that are treated as distributions with respect to Class A Common Stock) will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any dividends that are not effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. are generally not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at the same graduated rates applicable to U.S. persons, unless an applicable income tax treaty provides otherwise. A non-U.S. holder with effectively connected dividend income may also be subject to a branch profits tax (at a rate of 30% (or a lower applicable treaty rate)) on its effectively connected earnings and profits (subject to adjustments). Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI (or other applicable IRS Form W-8), must be satisfied for effectively connected income to be exempt from withholding tax.

If the amount of a distribution paid on our Class A Common Stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of Class A Common Stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other taxable disposition of such share of Class A Common Stock that is taxed to you as described below under the heading “Sale, exchange or other taxable disposition of a Class A Common Stock.” Your adjusted tax basis in a share is generally the purchase price of such share, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding tax, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our Class A Common Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships). If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

Sale, exchange or other taxable disposition of Class A Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange or other taxable disposition of our Class A Common Stock, unless:

—	the gain is effectively connected with a trade or business you conduct in the U.S., and, in cases in which certain tax treaties apply, is attributable to a U.S. permanent establishment;

—	you are an individual present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and certain other conditions are met; or

—

we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met. Generally, we will be a “U.S. real property holding corporation” if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we are not currently, and we do not currently anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are a person described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. corporation may be subject to branch profits tax on any effectively connected earnings and profits (subject to adjustments) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax (or lower applicable treaty rate) on any gain derived from the sale, which may be offset by certain U.S. source capital losses. Even if we are or become a U.S. real property holding corporation, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain in respect of our Class A Common Stock as long as our Class A Common Stock continues to be traded on an established securities market, or unless such non-U.S. holder actually or constructively owned at least 5% of our Class A Common Stock at some time during the specified testing period.

Legislation affecting taxation of Class A Common Stock held by or through foreign entities

Legislation enacted in March 2010 generally will impose a withholding tax of 30% on dividend income from our Class A Common Stock and the gross proceeds of a disposition of our Class A Common Stock paid to a “foreign financial institution” (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Absent any applicable exception, this legislation also generally will impose a withholding tax of 30% on dividend income from our Class A Common Stock and the gross proceeds of a disposition of our Class A Common Stock paid to a foreign entity that is not a foreign financial institution (as a beneficial owner or as an intermediary) unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly own more than 10% of the entity. Under certain circumstances, a non-U.S. holder of our Class A Common Stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Recently issued administrative guidance delayed the implementation of withholding (i) on dividend income until January 1, 2014 or (ii) on gross proceeds from the disposition of stock until January 1, 2015. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in Class A Common Stock.

Information reporting and backup withholding

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding (currently at a rate of 28% and scheduled to increase to 31% in 2013) with respect to dividends paid on our Class A Common Stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our Class A Common Stock are as follows:

—

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

—

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, or a “U.S.-related person,” information reporting and backup withholding generally will not apply.

—

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

The Company, the Selling Stockholders and the underwriter have entered into an underwriting agreement with respect to the Class A Common Stock being offered. Subject to the terms and conditions of the underwriting agreement the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the price set forth on the cover page of this prospectus supplement, the number of shares of Class A Common Stock listed next to its name in the following table:

Underwriter	Shares of Class A Common Stock
Citigroup Global Markets Inc.	5,000,000

5,000,000

The underwriting agreement provides that the obligations of the underwriter is subject to certain conditions precedent. The underwriting agreement provides that the underwriter will purchase all of the Class A Class A Common Stock if any of them are purchased. In the underwriting agreement, we and the Selling Shareholders have agreed not to, and not to permit any of our subsidiaries to, offer, sell, contract to sell or otherwise dispose of, any securities that are substantially similar to the Class A Common Stock within 45 days of the date of this prospectus supplement without the prior consent of Citigroup Global Markets Inc. subject to certain exceptions. The underwriter may offer and sell Class A Common Stock through its affiliates. The offering of the Class A Common Stock by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The underwriting agreement provides that the obligations of the underwriter is subject to certain conditions precedent, including the receipt of certain certificates, opinions, and letters from us, our counsel and our independent registered public accounting firm and the selling shareholders and their counsel. The underwriter is offering the shares of our Class A Common Stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriter proposes to offer the common stock offered hereby from time to time for sale in one or more transactions on the NASDAQ Global Select Market (“NASDAQ”), in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the Class A Common Stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of Class A Common Stock for whom they may act as agents or to whom they may sell as principal.

In connection with this offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. The underwriter may close out any short sale by purchasing shares in the open market. The underwriter is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and may maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

The Company has agreed to pay all expenses of the selling stockholders in this offering, excluding deemed underwriting discounts and commissions. The Company estimates that its share of the total expenses of this offering, excluding deemed underwriting discounts and commissions, will be approximately $350,000.00.

The Company and the Selling Stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of Common Stock which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Common Stock shall require the Company to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Common Stock to the public” in relation to any Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Common Stock to be offered so as to enable an investor to decide to purchase or subscribe to the Common Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter has represented, warranted and agreed that:

—

they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by them in connection with the issue or sale of the Common Stock included in this offering in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantor; and

—

they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the Common Stock included in this offering in, from or otherwise involving the United Kingdom.

The Common Stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and

Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Common Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

NOTICE TO PROSPECTIVE INVESTORS IN JAPAN

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Common Stock may not be circulated or distributed, nor may the Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

OTHER RELATIONSHIPS

The underwriter or its respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business.

In addition, in the ordinary course of their various business activities, the underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If the underwriter or its affiliates has a lending relationship with us, certain of those underwriter or its affiliates routinely hedge, and certain other of those underwriter or its affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Common Stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Common Stock offered hereby. Certain of the underwriter or its affiliates are lenders and/or agents under the Charter Operating credit facilities. Additionally, certain of the underwriter and/or its affiliates hold the CCH II 13.5% senior Common Stock due 2016 and may receive a portion of the proceeds of this offering.

SETTLEMENT

We expect that delivery of the Class A Common Stock will be made to investors on or about August 15, 2012, which will be the fourth business day following the date of this prospectus supplement (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Class A Common Stock prior to the delivery of the Class A Common Stock hereunder will be required, by virtue of the fact that the Class A Common Stock initially settles in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Class A Common Stock who wish to trade the Class A Common Stock prior to their date of delivery hereunder should consult their advisors.

LEGAL MATTERS

The validity of the shares of Class A Common Stock offered in this prospectus supplement will be passed upon for the Company by Kirkland & Ellis LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Cahill Gordon & Reindel LLP, New York, New York.

89,407,209 Shares

Charter Communications, Inc.

Class A Common Stock

The selling stockholders are offering 89,407,209 shares of Class A Common Stock. We are not selling any shares of Class A Common Stock under this prospectus. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

Our Class A Common Stock is listed on The NASDAQ Global Market, which we refer to as NASDAQ, under the symbol “CHTR.” On November 9, 2010, the last reported sale price of our Class A Common Stock on NASDAQ was $35.80 per share.

The shares of Class A Common Stock may be offered for sale from time to time by any selling stockholders acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any shares of Class A Common Stock will or will not be offered for sale. It is not possible at the present time to determine the price to the public in any sale of the shares of Class A Common Stock by the selling stockholders and each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 10, 2010.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial, including, without limitation, the forward-looking statements set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, and include, but are not limited to:

—

our ability to sustain and grow revenues and free cash flow by offering video, high-speed Internet, telephone and other services to residential and commercial customers, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and related capital expenditures and the difficult economic conditions in the United States;

—

the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line (“DSL”) providers and competition from video provided over the Internet;

—	general business conditions, economic uncertainty or downturn, high employment levels and the significant downturn in the housing sector and overall economy;

—	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

—	our ability to adequately deliver customer service;

—	the effects of governmental regulation on our business;

—

the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, (iii) access to the capital or credit markets including through new issuances, exchange offers or otherwise, especially given recent volatility and disruption in the capital and credit markets, or (iv) other sources and our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt; and

—

our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC our Class A Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or Exchange Act (excluding any information furnished but not filed) prior to the termination of this offering:

—	Our Annual Report on Form 10-K for the year ended December 31, 2009;

—	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

—

Our Current Reports on Form 8-K filed on January 4, 2010, January 22, 2010, February 12, 2010, March 10, 2010, March 18, 2010, April 6, 2010, April 13, 2010, April 16, 2010, May 4, 2010, May 11, 2010, June 22, 2010, August 2, 2010, August 6, 2010, August 20, 2010, September 15, 2010 and September 30, 2010; and

—	Our Registration Statement on Form 8-A filed on September 14, 2010.

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.charter.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.

12405 Powerscourt Drive

St. Louis, Missouri 63131

Attention: Investor Relations

Telephone: (314) 965-0555

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

CHARTER HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE ISSUANCE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.”

In this prospectus, unless the context requires otherwise, references to “the Company,” “the Issuer,” “we,” “our,” or “us” refer to Charter Communications, Inc. and its consolidated subsidiaries. “Charter” refers to Charter Communications, Inc., the issuer of the Class A Common Stock offered hereby, alone. Unless otherwise stated, all business data included in this summary is as of September 30, 2010.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant passing approximately 12.0 million homes, with 96% of homes passed at 550 MHZ or greater and 96% of plant miles two-way active. A national Internet Protocol (IP) infrastructure interconnects all Charter markets.

For the nine months ended September 30, 2010, we generated approximately $5.3 billion in revenue, of which approximately 53% was generated from our residential video service. For the year ended December 31, 2009, we generated approximately $6.8 billion in revenue, of which approximately 55% was generated from our residential video service. We also generate revenue from high-speed Internet, telephone service and advertising with residential and commercial high-speed Internet and telephone service contributing the majority of the recent growth in our revenue.

As of September 30, 2010, we served approximately 5.2 million customers. We sell our video, high-speed Internet and telephone services primarily on a subscription basis, often in a bundle of two or more services, providing savings and convenience to our customers. Bundled services are available to approximately 96% of our homes passed, and approximately 60% of our customers subscribe to a bundle of services.

We served approximately 4.7 million video customers as of September 30, 2010, of which approximately 73% subscribed to digital video service. Digital video enables our customers to access advanced services such as high definition television, OnDemand video programming, an interactive program guide and digital video recorder, or DVR service.

We also served approximately 3.2 million high-speed Internet customers as of September 30, 2010. Our high-speed Internet service is available in a variety of download speeds up to 60 Mbps. We also offer home networking service, or Wi-Fi, enabling our customers to connect up to five computers wirelessly in the home.

We provided telephone service to approximately 1.7 million customers as of September 30, 2010. Our telephone services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus more than 10 features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, fiber connectivity to cellular towers, video and music entertainment services and business telephone. As of September 30, 2010, we served approximately 255,200 business revenue generating units, including small- and medium-sized commercial customers. Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

We have a history of net losses. Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses, interest expenses that we incur because of our debt, and depreciation expenses resulting from the capital investments we have made, and continue to make, in our cable properties, and in 2010, amortization expenses resulting from the application of fresh start accounting.

On March 27, 2009, we filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. On May 7, 2009, we filed a Joint Plan of Reorganization (the “Plan”), and a related disclosure statement (the “Disclosure Statement”), with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on November 17, 2009 (the “Confirmation Order”), and became effective on November 30, 2009 (the “Effective Date”), the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

Recent Events

On September 14, 2010, the Class A common stock, par value $0.001 per share, of Charter Communications, Inc. started trading on The Nasdaq Stock Market LLC (NASDAQ) under the symbol “CHTR.” The Class A common stock of Charter Communications, Inc. was issued in November 2009 and had been trading on the OTC Bulletin Board under the symbol “CCMM.”

On October 29, 2010, Charter announced the appointment of Christopher L. Winfrey to the position of Executive Vice President and Chief Financial Officer effective November 1, 2010.

Our Corporate Information

Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and we have a website accessible at www.charter.com. Since January 1, 2002, our annual reports, quarterly reports and current reports on Form 8-K, and all amendments thereto, have been made available on our website free of charge as soon as reasonably practicable after they have been filed. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

THE OFFERING

Issuer	Charter Communications, Inc.

Securities offered by the selling stockholders	89,407,209 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding after this offering	112,457,576 shares of Class A Common Stock.[1]

Use of Proceeds	We will not receive any proceeds from the sale of shares of the Class A Common Stock by the selling stockholders.

Risk Factors	Investing in our Class A Common Stock involves substantial risk. For a discussion of risks relating to the Company, our business and an investment in our Class A Common Stock, see the section titled “Risk Factors” on page 4 of this prospectus and all other information set forth in this prospectus before investing in our Class A Common Stock.

Symbol for Trading on NASDAQ	CHTR

[1]

Includes non-vested shares subject to forfeiture, and excludes (i) 1,282,777 CCH Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $51.28 per share; (ii) 6,413,998 CIH Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $46.86 per share; (iii) 4,669,384 CII Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $19.80 per share; and (iv) 2,241,299 shares of Class B common stock (the “Class B Common Stock”) convertible into 2,241,299 shares of Class A Common Stock.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC and incorporated by reference in this prospectus. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A Common Stock by the selling stockholders. We will pay estimated transaction expenses of approximately $459,538 in connection with this offering.

SELLING STOCKHOLDERS

The following table sets forth:

—

the name of each of the selling stockholders who provided us with notice; pursuant to an exchange and registration rights agreement entered into in connection with the issuance of the common stock; of such selling stockholder’s intent to sell or otherwise dispose of common stock held;

—	the principal amount of common stock owned by each of the selling stockholders prior to the offering and the percentage of beneficial ownership represented by same; and

—	the principal amount of common stock which each selling stockholder may sell pursuant to this prospectus and the percentage of beneficial ownership held following such sale.

	Shares Beneficially Owned Prior to This Offering (1)			Shares Beneficially Owned After This Offering
Name	Number	Percent of Class	Number of Shares Offered	Number	Percent of Class
Paul G. Allen (2)	8,654,722	7.23%	8,031,304	623,418	*
AP Charter Holdings, L.P. and certain affiliated funds (3)	35,691,033	31.48%	32,214,257	3,476,776	3.07%
Oaktree Opportunities Investments, L.P. and certain affiliated funds (4)	20,156,185	17.86%	20,156,185	—	*
Funds advised by Franklin Advisers, Inc. (5)	21,693,966	18.85%	14,119,703	7,574,263	6.58%
Funds affiliated with Encore LLC (6)	11,203,955	9.96%	9,606,987	1,596,968	1.42%
Investment accounts managed by Lord, Abbett & Co., LLC (7)	1,913,884	*	1,785,029	128,855	*
Funds affiliated with MFC Global Investment Management (U.S.), LLC (8)	2,277,600	2.02%	1,538,330	739,270	*
Funds affiliated with Western Asset Management Company (9)	2,797,549	2.49%	1,955,414	842,135	*

*	Less than 2%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A Common Stock. Percentage of beneficial ownership is based on 112,457,576 shares of Class A common stock outstanding as of October 31, 2010.

(2)	Includes 2,241,299 shares of Class B Common Stock (which are convertible into a like number of Class A common stock) entitled to thirty-five percent (35%) of the vote of the Common Stock on a fully diluted basis. Includes 1,356,809 shares of Class A common stock; shares of Class A Common Stock which are issuable upon exercise of 387,230 in CCH/CIH Warrants held; and shares of Class A Common Stock which are issuable upon exercise of 4,669,384 CII Warrants held. The address of Mr. Allen is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104. In the past three years through November 30, 2009, Mr. Allen served as Chairman of Charter’s Board and in the past three years through the date of this offering, Mr. Allen has been beneficial owner of a majority voting interest in Charter. Pursuant to Charter’s Plan, Mr. Allen had the ability to elect four members of Charter’s post-Effective Date Board and elected W. Lance Conn; John D. Markley, Jr.; William L. McGrath; and Christopher M. Temple who have been serving on the Board since the Effective Date.

(3)	Includes shares and warrants for shares beneficially owned by AP Charter Holdings, L.P. and affiliated funds. Of the amount listed, 32,858,748 shares and 745,094 CIH warrants for shares are held by AP Charter Holdings, L.P. Of the amount listed, 1,264,996 shares and 121,370 CIH warrants for shares are held by Red Bird, L.P. Of the amount listed, 450,653 shares and 45,243 CIH warrants for shares are held by Blue Bird, L.P. Of the amount listed 185,268 shares and 19,661 CIH warrants for shares are held by Green Bird, L.P. (together with Blue Bird, L.P. and Red Bird, L.P., the “Apollo Partnerships”).

The general partner of AP Charter Holdings, L.P. is AP Charter Holdings GP, LLC. The managers of AP Charter Holdings GP, LLC are Apollo Management VI, L.P. and Apollo Management VII, L.P. The general partner of Apollo Management VI, L.P. is AIF VI Management, LLC, and the general partner of Apollo Management VII, L.P. is AIF VII Management, LLC. Apollo Management, L.P. is the sole member and manager of each of AIF VI Management, LLC and AIF VII Management, LLC. The general partner of Apollo Management, L.P. is Apollo Management GP, LLC.

The general partner of Red Bird, L.P. is Red Bird GP, Ltd. and the general partner of Blue Bird, L.P. is Blue Bird GP, Ltd. The general partner of Green Bird, L.P. is Green Bird GP, Ltd. Apollo SVF Management, L.P. is the director of each of Red Bird GP, Ltd. and Blue Bird GP, Ltd., and Apollo Value Management, L.P. is the director of Green Bird GP, Ltd. The general partner of Apollo SVF Management, L.P. is Apollo SVF Management GP, LLC, and the general partner of Apollo Value Management, L.P. is Apollo Value Management GP, LLC. Apollo Capital Management, L.P. is the sole member and manager of each of Apollo SVF Management GP, LLC and Apollo Value Management GP, LLC. The general partner of Apollo Capital Management, L.P. is Apollo Capital Management GP, LLC. Apollo Management Holdings, L.P. is the sole member and manager of each of Apollo Management GP, LLC and Apollo Capital Management GP, LLC, and Apollo Management Holdings GP, LLC is the general partner of Apollo Management Holdings, L.P.

The sole shareholder of Red Bird GP, Ltd. is Apollo SOMA Advisors, L.P., the sole shareholder of Blue Bird GP, Ltd. is Apollo SVF Advisors, L.P., and the sole shareholder of Green Bird GP, Ltd. is Apollo Value Advisors, L.P. The general partner of Apollo SOMA Advisors, L.P. is Apollo SOMA Capital Management, LLC, the general partner of Apollo SVF Advisors, L.P. is Apollo SVF Capital Management, LLC, and the general partner of Apollo Value Advisors, L.P. is Apollo Value Capital Management, LLC. Apollo Principal Holdings II, L.P. is the sole member and manager of each of Apollo SOMA Capital Management, LLC, Apollo SVF Capital Management, LLC and Apollo Value Capital Management, LLC. Apollo Principal Holdings II GP, LLC is the general partner of Apollo Principal Holdings II, L.P.

AP Charter Holdings, L.P. does not have voting or dispositive power over the shares owned of record by any of the Apollo Partnerships, and none of the Apollo Partnerships have any voting or dispositive power over the shares owned of record by AP Charter Holdings, L.P. or any of the other Apollo Partnerships. AP Charter Holdings, L.P. has granted a proxy to Apollo Management VI, L.P. and Apollo Management VII, L.P. to vote the shares of Charter Communications Inc. that AP Charter Holdings, L.P. holds of record. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Apollo Management Holdings GP, LLC and Apollo Principal Holdings II GP, LLC, and as such may be deemed to have voting and dispositive powers with respect to the shares that are beneficially owned or owned of record by the Apollo Partnerships. Each of Messrs. Black, Harris and Rowan, and each of Apollo Management VI, L.P. and Apollo Management VII, L.P., and each of the other general partners, managers and sole shareholders described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by any of AP Charter Holdings, L.P. or the Apollo Partnerships, except to the extent of any pecuniary interest therein.

Pursuant to Charter’s Plan, AP Charter Holdings, L.P. had the ability to elect two members to Charter’s post-Effective Date Board and elected Eric Zinterhofer and Darren Glatt who have been serving on the Board since the Effective Date.

(4)	Includes shares beneficially owned by Oaktree Opportunities Investments, L.P. and warrants beneficially owned by affiliates of Oaktree Opportunities Investments, L.P. Of the shares included, 19,725,105 are held by Oaktree Opportunities Investments, L.P. As reported in the Form 3 filed on September 14, 2010 by Oaktree Capital Group, LLC, Bruce Karsh has assigned to OCM FIE, L.P. all economic, pecuniary and voting rights with respect to 2,536 shares of restricted Class A common stock. Of the warrants included: 95,743 are held by OCM Opportunities Fund V, L.P.; 215,108 are held by OCM Opportunities Fund VI, L.P.; 104,553 are held by OCM Opportunities Fund VII Delaware, L.P.; and 13,140 are held by Oaktree Value Opportunities Fund, L.P. The mailing address for the holders listed above is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. The general partner of Oaktree Opportunities Investments, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by Oaktree Opportunities Investments, L.P., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. Pursuant to Charter’s Plan, Oaktree Opportunities Investments, L.P. had the ability to elect one member to Charter’s post-Effective Date Board and elected Bruce Karsh who has been serving on the Board since the Effective Date. By virtue of being a member of Oaktree Capital Group Holdings GP, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds. Mr. Karsh expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein.

(5)

Includes shares and warrants exercisable for shares of Class A Common Stock. Of the amount listed, Franklin related funds hold 4,963,644 shares of Class A Common Stock and warrants exercisable for 2,610,619 shares of Class A Common Stock. The number of shares being offered includes: 11,871,333 shares held by Franklin Custodian Funds – Franklin Income Fund; 1,747,500 shares held by Franklin Templeton Variable Insurance Products Trust – Franklin Income Securities Fund; 224,146 shares held by Franklin Templeton Investment Funds – Franklin Income Fund; 3,001 shares held by JNL/Franklin Templeton Income Fund; 77,323 shares held by ING Franklin Income Portfolio; 139,181 shares held by EQ/Franklin Core Balanced Portfolio; 46,394 shares held by John Hancock Trust – Income Trust; and 10,825 shares held by Met/Franklin Income Portfolio. The business address for all entities listed in the preceding sentence is One Franklin Parkway, San Mateo, California 94403. Pursuant to Charter’s Plan, funds advised by Franklin Advisers, Inc. had the ability to elect one member to Charter’s post-Effective Date board and elected Robert Cohn who has been serving on the board since the Effective Date. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to those subsidiaries all investment and/or voting power over such securities, except as otherwise disclosed below. Therefore, such subsidiaries may be deemed to be the beneficial owners of such securities. Beneficial ownership by such subsidiaries and other affiliates of Franklin Resources, Inc. is reported in conformity with the guidelines articulated by the SEC staff in Release No. 34-39538 (January 12, 1998) relating to organizations, such as Franklin Resources, Inc. where related entities exercise voting and investment powers over securities independently from each other. The voting and investment powers held by Franklin Mutual Advisers, LLC, an indirect wholly owned investment management subsidiary of Franklin Resources, Inc., are exercised independently from Franklin Resources,

Inc. and from all of its other investment management subsidiaries. Furthermore, internal policies and procedures of Franklin Mutual Advisers, LLC and Franklin Resources, Inc. establish informational barriers that prevent the flow between Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. of information that relates to the voting and investment powers over the securities owned by their respective investment management clients. Consequently, Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. report the securities over which they hold investment and voting power separately from each other for purposes of Section 13 of the Exchange Act. Charles B. and Rupert H. Johnson each owns more than 10% of the outstanding common stock of Franklin Resources, Inc. and are its principal stockholders. They and Franklin Resources, Inc. may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which subsidiaries of Franklin Resources, Inc. provide investment management services. Franklin Resources, Inc., the Johnsons and such subsidiaries disclaim any pecuniary interest in, and any beneficial ownership as defined in Rule 13d-3 of the Exchange Act of, any of these securities. Franklin Resources, Inc., the Johnsons and each subsidiary of Franklin Resources, Inc. believe that they are not a “group” within the meaning of Rule 13d-5 under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of the Securities held by any of them or by any persons or entities for whom or for which such subsidiaries provide investment management services. See footnote 5 to the beneficial ownership table reported under “Security Ownership of Certain Beneficial Owners and Management” for information regarding equity ownership and contact information for funds advised by Franklin Advisers, Inc. Pursuant to Charter’s Plan, funds advised by Franklin Advisers, Inc. had the ability to elect one member to Charter’s post-Effective Date board and elected Robert Cohn, who has been serving on the board since the Effective Date. Notwithstanding the election of Mr. Cohn to the board, Mr. Cohn does not represent or otherwise have any duty to advance the interests of Franklin Advisers, Inc. or any of its direct or indirect affiliates, and Franklin Advisers, Inc. does not believe that it is an affiliate of Charter as a result of Mr. Cohn serving as a director of Charter.

(6)	The number of shares being offered includes: 2,668,076 shares held by Encore, LLC and 6,938,911 shares held by Encore II, LLC.

The managing members of Encore, LLC are Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd., Crestview Offshore Holdings (Cayman), L.P. Crestview Partners (ERISA), L.P. is the manager of Encore (ERISA), Ltd. The general partner of Crestview Partners, L.P. Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P., and Crestview Offshore Holdings (Cayman), L.P. is Crestview Partners GP, L.P. The general partner of Crestview Partners GP, L.P. is Crestview, LLC.

The managing members of Encore II, LLC are Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P, Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. The general partner of the managing members of Encore II, LLC is Crestview Partners II, GP. The general partner of Crestview Partners GP, L.P. is Crestview, LLC.

Crestview LLC is managed and owned by the following six members, Volpert Investors, L.P., Murphy Investors, L.P., DeMartini Investors, L.P., RJH Investment Partners, L.P., The 2007 Delaney Family and J&N Ventures, Inc. Each of these six entities is owned solely by family members of its related senior manager, who are: Barry Volpert, Thomas S. Murphy, Jr., Richard DeMartini, Robert J. Hurst, Bob Delaney and Jeff Marcus, respectively. The officers and directors of Crestview LLC have voting and dispositive powers with respect to the shares by beneficially owned by the Encore partnerships above. The officers and directors of Crestview LLC are as follows, Barry Volpert, Chief Executive Officer, Thomas S. Murphy, Jr., President, Robert J. Hurst, Managing Director, Richard DeMartini, Managing Director, Jeff Marcus, Managing Director, and Bob Delaney, Managing Director. The officers and directors of Crestview LLC above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by the Encore partnerships except to the extent of any pecuniary interest therein.

The business address for Encore, LLC, Encore II, LLC, Crestview Partners, L.P. Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P., Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P, Crestview Partners II (TE), L.P, Crestview Partners GP, L.P, Crestview Partners II, GP and Crestview, LLC is c/o Crestview Partners 667 Madison Avenue, 10th Floor, New York, New York 10065.

The business address for Encore (ERISA), Ltd., Crestview Offshore Holdings (Cayman), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. is Maples Corporate Services, Limited, PO Box 309 GT, Ugland House, George Town, Grand Cayman, Cayman Islands.

(7)	Includes shares and warrants exercisable for shares of Class A common stock. The number of shares being offered includes: 17,000 owned by MHAM US Income Open; 1,450,000 shares owned by Lord Abbett Bond—Debenture Fund, Inc.; 47,136 shares owned by Lord Abbett Investment Trust—Lord Abbett High Yield Fund; 68,210 shares owned by Lord Abbett Research Fund, Inc.—Lord Abbett Capital Structure Fund; 3,410 shares owned by Lord Abbett Series Fund, Inc.—Capital Structure Portfolio; 34,273 shares owned by Lord Abbett Series Fund, Inc.—Bond-Debenture Portfolio and 165,000 shares owned by MET Investors Series Trust—Bond Debenture Portfolio.

(8)	The number of shares being offered includes: 617,162 shares held by John Hancock High Yield Bond Fund; 66,049 shares held by John Hancock Trust Strategic Income Trust; 117,434 shares held by John Hancock Strategic Income Fund; 9,322 shares held by John Hancock Investors Trust; 1,705 shares held by John Hancock Funds III Leveraged Companies Fund; 298,873 shares held by John Hancock Funds II High Income Fund; 52,293 shares held by John Hancock Funds II Strategic Income Fund; 309,218 shares held by the John Hancock Trust High Income Trust; 33,536 shares held by Manulife Global Fund U.S. High Yield Bond Fund; 5,569 shares held by Manulife International Limited Global Strategic Fund Income Fund; and 27,169 shares held by Manulife Strategic Income Fund.

(9)	The number of shares being offered includes: 10,456 shares held by CGCM High Yield Investments; 41,021 shares held by Western Asset Strategic US$ High Yield Portfolio, L.L.C.; 637,073 shares are held by Western Asset Opportunistic US$ High Yield Securities Portfolio, LLC; 28,265 shares are held by Stichting Pensioenfonds DSM Nederland; 11,990 shares are held by Legg Mason Partners Capital and Income Fund Inc.; 150,842 shares are held by Legg Mason Partners Global High Yield Bond Fund; 126,560 shares are held by Western Asset High Yield Portfolio; 50,352 shares are held by Western Asset Global Partners Income Fund Inc.; 95,153 shares are held by Western Asset High Income Opportunity Fund Inc.; 10,703 shares are held by Western Asset High Income Fund, Inc.; 187,249 shares are held by Western Asset High Income Fund II Inc.; 11,222 shares are held by Western Asset Global High Yield Portfolio; 26,001 shares are held by Legg Mason Partners Variable Global High Yield Bond Portfolio; 81,808 shares are held by Legg Mason Partners High Income Fund; 57,830 shares are held by Western Asset Managed High Income Fund Portfolio; 36,112 shares are held by Legg Mason Partners Variable High Income Portfolio; 141,314 shares are held by John Hancock II High Yield Fund; 234,870 shares are held by John Hancock High Yield Trust; and 16,593 are held by Western Asset Global High Yield Bond Fund. Western Asset Management Company does not directly own any of the offered shares. All offered shares reported in the preceding sentence are held in various client accounts, for which Western Asset Management Company is the investment manager. Western Asset Management Company may be deemed to be the beneficial owner of shares beneficially owned by all of the entities listed in the preceding sentence, but disclaims such beneficial ownership for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended, or otherwise.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the provisions of applicable law. Copies of our amended and restated certificate of incorporation and our amended and restated bylaws are filed as exhibits to the Current Reports on Form 8-K filed with the SEC on August 20, 2010 and December 4, 2009, respectively, and incorporated herein by reference.

Authorized Capital Stock upon Emergence

Charter has the authority to issue a total of 1,175,000,000 shares of capital stock, consisting of:

—	900,000,000 shares of Class A Common Stock;

—	25,000,000 shares of Class B Common Stock; and

—	250,000,000 shares of preferred stock.

Common Stock

Common Stock Outstanding

The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock (collectively with the Class A Common Stock, the “Common Stock”) are subject to, and may be adversely affected by, the rights of the holders of our preferred stock which we may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Class A Common Stock are uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

The Class B Common Stock is identical to the Class A Common Stock except with respect to certain voting, transfer and conversion rights. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder or, at any time on or after January 1, 2011 and until September 15, 2014, at the option of a majority of the disinterested members of the board of directors, and at any time after September 15, 2014 at the election of a majority of the members of the board of directors (other than members of the board of directors elected by holders of Class B Common Stock). Class B Common Stock is subject to significant transfer restrictions. Class A Common Stock, however, issued upon conversion of Class B Common Stock, is not subject to the same restrictions. Shares of Class B Common Stock must at all times be held only by (i) Mr. Paul G. Allen, (ii) his estate, spouse, immediate family members and heirs, and (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons referred to in clause (ii) above or a combination of the above, which we refer to collectively as Authorized Class B Holders, and upon any transfer to a person or entity other than an Authorized Class B Holder, each share of Class B Common Stock will be automatically converted into one share of Class A Common Stock. Shares of the Class B Common Stock are only to be issued to Mr. Allen or certain of his affiliates.

Voting Rights

Holders of shares of our capital stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors, as follows:

—	shares of Class A Common Stock are entitled to one vote per share; and

—

shares of Class B Common Stock are entitled to a number of votes per share, which at all times when shares of Class B Common Stock are outstanding represent 35% of the combined voting power of the Company’s capital stock, on a fully diluted basis.

Mr. Allen and entities affiliated with Mr. Allen hold in excess of 35% of the combined voting power of the capital stock of Charter and have the right to elect four of 11 members of the board of directors. There may be additional holders of significant voting power in Charter, though pursuant to the Amended and Restated Certificate of Incorporation, prior to September 15, 2014, the votes attributable to each share of Class A Common Stock held by any holder (other than Mr. Allen and certain of his affiliates) will be automatically reduced pro rata among all shares of Class A Common Stock held by such holder and (if applicable) shares of Class A Common Stock held by any other holder (other than Mr. Allen and certain of his affiliates) included in any “person” or “group” with such holder so that no “person” or “group” (other than Mr. Allen and certain of his affiliates) is or becomes the holder or beneficial owner (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 34.9% of the combined voting power of the capital stock of Charter, subject to waiver by the disinterested members of the board of directors as provided in the Amended and Restated Certificate of Incorporation. We refer to this voting power limitation as the Voting Threshold. Holders of Class B Common Stock (other than Mr. Allen and certain of his affiliates) are also subject to a reduction of their voting power to comply with the Voting Threshold.

The holders of Common Stock and their respective affiliates will not have cumulative voting rights.

Pursuant to our amended and restated bylaws, the number of members of the board of directors shall be fixed at 11 members. Except for the initial board of directors, which was appointed pursuant to the terms of the Plan, for as long as shares of Class B Common Stock are outstanding, holders of Class B Common Stock have the right to elect 35% of the members of the board of directors (rounded up to the next whole number), and all other members of the board of directors will be elected by majority vote of the holders of Class A Common Stock (and any series of preferred stock then entitled to vote at an election of the directors). In addition, members of the board of directors elected by holders of Class B Common Stock have no less than proportionate representation on each committee of the board of directors, subject to applicable SEC and stock exchange rules and except for any committee formed solely for the purpose of reviewing, recommending and/or authorizing any transaction in which holders of Class B Common Stock or their affiliates (other than Charter or its subsidiaries) are interested parties.

Under our Amended and Restated Certificate of Incorporation, (i) any director may be removed for cause by the affirmative vote of a majority of the voting power of the outstanding Class A Common Stock and Class B Common Stock (and any series of preferred stock then entitled to vote at an election of directors), voting together as a single class, (ii) any director elected by the holders of Class B Common Stock voting separately as a class may be removed from office, without cause, solely by the vote of a majority of the voting power of the outstanding Class B Common Stock, voting as a separate class, and (iii) any director elected by the vote of the holders of Class A Common Stock voting separately as a class (including holders of voting preferred stock, as applicable) may be removed from office, without cause, solely by the vote of a majority of the voting power of the outstanding Class A Common Stock, voting separately as a class (including any holders of voting preferred stock entitled to vote thereon).

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock, and contractual restrictions, holders of each class of Common Stock are entitled to receive ratably dividends or other distributions when and if declared by the board of directors. In addition to such restrictions, whether any future dividends are paid to Charter’s stockholders will depend on decisions that will be made by the board of directors and will depend on then existing conditions, including Charter’s financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of Charter’s preferred stock, if any, and the availability of sufficient funds under the Delaware General Corporation Law (“DGCL”) to pay dividends.

Warrants to Purchase Class A Common Stock

Pursuant to the Plan, Charter issued warrants to purchase Class A Common Stock to (i) holders of notes issued by CCH I Holdings, LLC (“CIH”) (the “CIH Warrants”), (ii) holders of notes issued by Charter Communications Holdings, LLC (“Charter Holdings” or “CCH”) (the “CCH Warrants”) and (iii) Charter Investment, Inc. (“CII”), an entity that was previously 100% owned by Mr. Allen2 (the “CII Warrants”). The CIH Warrants, CCH Warrants and CII Warrants have an exercise price of $46.86, $51.28 and $19.80, respectively. Each of the CIH Warrants and CCH Warrants expire five years after the date of issuance. The CII Warrants expire seven years after the date of issuance. The warrants provide for a cashless exercise by the warrant holder. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of Class A Common Stock and in connection with certain distributions of cash, assets or securities. In addition, holders of certain of the warrants have the right to participate, along with other holders of Common Stock, in future below-market offerings of rights to purchase securities (including, but not limited to, Common Stock) on an as-exercised basis. The warrants are not redeemable.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Charter, the holders of Class A Common Stock and Class B Common Stock will be entitled to share pari passu in the net assets of Charter available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of our preferred stock.

Preemptive Rights

Pursuant to our amended and restated certificate of incorporation, the holders of Class A Common Stock and Class B Common Stock have no preemptive rights.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation provides that the board of directors may impose restrictions on the trading of Charter’s stock if (i) Charter has experienced an “owner shift” as determined for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, of at least 25 percentage points and (ii) the equity value of Charter has fallen below $3.2 billion. These restrictions, which are intended to preserve Charter’s ability to use its net operating losses, which we refer to as NOLs, may prohibit any person from acquiring stock of Charter if such person is a “5% shareholder” or would become a “5% shareholder” as a result of such acquisition. The restrictions will not operate to prevent any stockholder from disposing of shares and are subject to certain other exceptions relating to shares of Common Stock issued or issuable under the Plan. The board of directors’ ability to impose these restrictions will terminate on November 30, 2014.

In addition, our amended and restated certificate of incorporation, in addition to any affirmative vote required by law or our amended and restated bylaws, a “business combination” (as defined in our amended and restated certificate of incorporation) involving as a party, or proposed by or on behalf of, an “interested stockholder,” an “affiliate,” or an “associate” of the “interested stockholder” (each as defined in our amended and restated certificate of incorporation) or a person who upon consummation of the “business combination” would become an “affiliate” or “associate” of an “interested stockholder” requires, unless prohibited by law, that (i) a majority of the members of the board of directors who are not an “affiliate” or “associate” or representative of an “interested stockholder” must determine that the “business combination,” including the consideration, is fair to

[2]	CII warrants were transferred to Mr. Allen on or about February 8, 2010 and in connection with the exchange of his Holdco Units, Mr. Allen further transferred ownership of CII to Charter.

the Company and its stockholders (other than any “interested stockholder” or its “affiliates and associates); and (ii) holders of a majority of the votes entitled to be cast by holders of all of the then outstanding shares of “voting stock” (as defined in our amended and restated certificate of incorporation), voting together as a single class (excluding voting stock beneficially owned by any “interested stockholder” or its “affiliate” or “associate”) must approve the transaction.

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law, or “opt-out.” We have not elected to “opt-out.”

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, the board of directors is authorized to issue from time to time up to an aggregate of 250 million shares of series of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If the board of directors decides to issue shares of preferred stock to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares of preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of Charter.

Transfer Agent and Registrar

Mellon Investor Services, LLC is the transfer agent and registrar for our Class A Common Stock.

Listing of Our Common Stock

Our Class A Common Stock is listed on NASDAQ under the trading symbol “CHTR.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A Common Stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our Class A Common Stock prevailing from time to time.

Sale of Restricted Shares

As of October 31, 2010, we had 112,457,576 shares of Class A Common Stock outstanding. Except as set forth below, all shares of our Class A Common Stock outstanding after this offering will be freely tradeable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Unless otherwise registered under the Securities Act, sales of shares of our Class A Common Stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144.

Class A Common Stock and Warrants Issued in Reliance on Section 1145 of the Bankruptcy Code

We relied on section 1145(a)(1) and (2) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of a portion of our Class A Common Stock, as well as the CIH Warrants and CCH Warrants to purchase Class A Common Stock. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under the Plan from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. Section 1145(a)(2) of the Bankruptcy Code exempts the offer and sale of securities issued under 1145(a)(1) of the Bankruptcy Code, such as the CIH Warrants and CCH Warrants, from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. These shares may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

—

purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

—	offers to sell securities offered under the Plan for the holders of those securities;

—

offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) (a) under an agreement made in connection with the Plan, the completion of the Plan, or with the offer or sale of securities under the Plan; or (b) is an “affiliate” of the issuer.

To the extent that persons who receive Class A Common Stock are deemed to be “underwriters,” resales by those persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our Class A Common Stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below.

Class A Common Stock Issued in the Rights Offering and Class B Common Stock and CII Warrants issued to Mr. Allen

Certain holders of notes of certain of our subsidiaries (the “Eligible Holders”) agreed to purchase shares of our Class A Common Stock in a rights offering pursuant to the Plan and certain commitment agreements. In addition, we issued shares of Class B Common Stock and CII Warrants to CII (an entity then controlled by Mr. Allen) pursuant to the Plan. The Class A Common Stock issued to the Eligible Holders pursuant to the rights offering, and the Class B Common Stock and CII Warrants issued to CII pursuant to the Plan, are exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) thereof, are deemed “restricted securities” within the meaning of Rule 144 of the Securities Act and may not be sold unless registered under the Securities Act or in compliance with an applicable exemption therefrom. As a result, the Class A Common Stock issued to the Eligible Holders, and Class B Common Stock and CII Warrants, are not freely tradeable.

Pursuant to the Plan and a registration rights agreement that we entered into with the members of the Crossover Committee (as defined in the Plan), CII and Mr. Allen, we are required to use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the Class A Common Stock issued to the members of the Crossover Committee, and any Class A Common Stock issued to or issuable to Mr. Allen (or his designees) upon (i) exchange of his Class B Common Stock and his membership units in Charter Holdco, our subsidiary, or (ii) exercise of his CII Warrants, to be declared effective by the SEC no later than June 30, 2010, permitting such Class A Common Stock to be freely tradable, subject to the volume limitations and other restrictions set forth in Rule 144 applicable to Class A Common Stock held by affiliates of the Company. Pursuant to such requirement, we have filed a registration statement on Form S-3 of which this prospectus is a part. Eligible Holders that purchased less than 1% of the Class A Common Stock in the rights offering are not entitled to registration rights.

Stock Options and Other Stock Awards

The Plan contemplates the adoption of a new management incentive plan under which shares of our Class A Common Stock, or options or other awards to purchase shares of Class A Common Stock, can be issued to the Company’s directors, management and other employees. Under our Amended and Restated 2009 Stock Incentive Plan, 7,696,786 shares of Class A Common Stock have been reserved for issuance, and Charter has outstanding as of October 31, 2010, 1,571,986 restricted shares of Class A Common Stock and options to purchase 1,333,155 shares of Class A Common Stock to certain of its employees and non-employee directors. Under Charter’s 2009 Stock Incentive Plan, options generally vest over four years from the grant date, with 25% generally vesting on the first anniversary of the grant date and ratably thereafter. Restricted stock generally vests over a one to three-year period beginning from the date of grant.

We have filed a registration statement on Form S-8 covering all of the shares of Class A Common Stock reserved for issuance under our Amended and Restated 2009 Stock Incentive Plan, and such shares will be freely tradeable in the public market as soon as issued subject to certain limitations applicable to affiliates and any restrictions applicable to the vesting of awards.

PLAN OF DISTRIBUTION

The Class A Common Stock offered by this prospectus may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchaser of the Class A Common Stock, which discounts, concessions or commissions as to particular underwriters, brokers or agents may be in excess of those customary in the type of transactions involved.

The selling stockholders and any such broker-dealers or agents who participate in the distribution of the Class A Common Stock may be deemed to be “underwriters.” As a result, any profits on the sale of the Class A Common Stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

If Class A Common Stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The sale of Class A Common Stock offered by this prospectus may be effected in one or more transactions at:

—	fixed prices;

—	prevailing market prices at the time of sale;

—	prices related to prevailing market prices;

—	varying prices determined at the time of sale; or

—	negotiated prices.

The sale of the Class A Common Stock offered by this prospectus may be effected in one or more of the following methods:

—	on any national securities exchange or quotation service on which the Class A Common Stock may be listed or quoted at the time of the sale, including the OTC Bulletin Board;

—	transactions involving cross or block trades;

—	in the over-the counter market;

—	through the distribution by any selling stockholder to its partners, members or shareholders;

—	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

—	in privately negotiated transactions; or

—	any combination of the foregoing.

In connection with the sales of Class A Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of Class A Common Stock in the course of hedging their positions. The selling stockholders may also sell the Class A Common Stock short and deliver the Class A Common Stock to close out short positions, or loan or pledge the Class A Common Stock to broker-dealers that in turn may sell the Class A Common Stock.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of Class A Common Stock offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of Class A Common Stock by the selling stockholders. In addition, we cannot assure you that any such selling stockholders will not transfer, devise or gift the Class A Common Stock by other means not described in this prospectus. There can be no assurance that any selling stockholder will sell any or all of the Class A Common Stock pursuant to this prospectus. In addition, any Class A Common Stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We will pay all of the expenses incident to the registration, offering, and sale of the shares of Class A Common Stock to the public, other than commissions or discounts of underwriters, broker-dealers, or agents. Under the Plan we are also obligated to provide customary indemnification to selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised each of the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2009 (Successor Company) and 2008 (Predecessor Company) (collectively, the Company), and for the one month ended December 31, 2009 (Successor Company), the eleven months ended November 30, 2009 (Predecessor Company) and for each of the years in the two-year period ended December 31, 2008 (Predecessor Company), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2009 consolidated financial statements refers to the adoption of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (included in FASB ASC Topic 852, Reorganizations), effective as of November 30, 2009, and Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidations), effective January 1, 2009.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, will pass upon the validity of the securities offered in this offering.

5,000,000 Shares

Charter Communications, Inc.

Class A Common Stock

            , 2012

Citigroup